UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

QUAKER CHEMICAL CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

TIME:	8:30 A.M., local time, on Wednesday, May 8, 2013

PLACE:	Quaker Chemical Corporation One Quaker Park 901 E. Hector Street Conshohocken, Pennsylvania 19428

ITEMS OF BUSINESS:	(1) To elect three directors.

(2) To consider and act upon a proposal to approve the 2013 Director Stock Ownership Plan.

(3)    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm to examine and report on our financial statements and internal control over financial reporting for the fiscal year 2013.

(4) To transact any other business properly brought before the meeting.

WHO MAY VOTE:	You can vote at the meeting and any adjournment(s) of the meeting if you were a shareholder of record at the close of business on March 8, 2013.

ANNUAL REPORT:	A copy of our Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2012, is enclosed.

It is important that your shares be represented at the meeting. You are cordially invited to attend the meeting in person. Whether or not you expect to attend in person, you are urged to complete, sign, date and return the enclosed proxy in the envelope we have enclosed for your convenience; no postage is required if mailed in the United States.

By Order of the Board of Directors,

D. Jeffry Benoliel

Vice President – Global Metalworking and

Fluid Power and Corporate Secretary

Conshohocken, Pennsylvania

March 28, 2013

Important Notice of Availability of Proxy Materials

for Quaker Chemical Corporation’s 2013 Annual Meeting of Shareholders to be held on

May 8, 2013.

The Notice of Meeting, Proxy Statement and 2012 Annual Report to Shareholders

are available at www.proxyvote.com.

PROXY STATEMENT

ii

QUAKER CHEMICAL CORPORATION

One Quaker Park, 901 E. Hector Street

Conshohocken, Pennsylvania 19428

PROXY STATEMENT

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies on behalf of our Board of Directors for use at our 2013 Annual Meeting of Shareholders, and at any and all adjournments of the meeting, for the purpose of considering and acting upon the matters referred to in the accompanying Notice of Annual Meeting of Shareholders and which are discussed below. The Annual Meeting of Shareholders will be held at our headquarters located at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, at 8:30 A.M., local time, on May 8, 2013. The terms “we,” “our,” “us,” and “Quaker,” as used in this proxy statement, refer to Quaker Chemical Corporation.

This proxy statement and the accompanying form of proxy are first being mailed to shareholders on or about April 3, 2013.

Information Concerning the Annual Meeting

What matters will be voted on at the meeting?

At the meeting, shareholders will vote on three proposals:

•	Election of three nominees to serve on our Board of Directors;

•	Approval of the 2013 Director Stock Ownership Plan; and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote:

•	FOR each of the three nominees named in this proxy statement;

•	FOR the approval of the 2013 Director Stock Ownership Plan; and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year 2013.

Who is entitled to vote?

Shareholders of record as of the close of business on March 8, 2013, the record date for the meeting, are entitled to notice of and to vote at the meeting and any adjournments of the meeting.

How do I cast my vote if I am a shareholder of record?

You can cast your vote:

•	in person, by attending the Annual Meeting of Shareholders;

•	via the Internet, by visiting www.proxyvote.com and following the instructions provided;

•	by telephone, using the toll-free number listed on the proxy card; or

•	by mail, if you mark, sign and date a proxy card and return it in the postage-paid envelope provided.

How do I cast my vote if I am a beneficial owner of shares held in street name?

You can cast your vote:

•

in person, by first obtaining a voting instruction form issued in your name from your broker and bringing that voting instruction form to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date, the stock acquisition date and valid identification;

•	via the Internet, by visiting www.proxyvote.com and following the instructions provided;

•	by telephone, only if you agree with the voting rights provided on your voting instruction form, by using the toll-free number found on the voting instruction form; or

•	by mail, if you mark, sign and date the voting instruction form and return it in the postage-paid envelope provided.

If I have given a proxy, how do I revoke that proxy?

Your presence at the meeting will not revoke any proxy you may have given. If your shares are held in your name, you may revoke your proxy at any time (to the extent it has not already been voted at the meeting), but a revocation will not be effective until it is received. Your proxy will be revoked (to the extent it has not already been voted at the meeting) if you:

•

give written notice of the revocation to Quaker’s Corporate Secretary, D. Jeffry Benoliel, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, or give electronic notice to Mr. Benoliel at jeffry_benoliel@quakerchem.com;

•	submit a properly signed proxy with a later date; or

•	vote in person at the meeting as described above.

If your shares are held in street name through a broker, bank or other nominee for your benefit, you should contact the record holder to obtain instructions if you wish to revoke your vote before the meeting.

How will my proxy be voted?

If you are a registered holder and your proxy is properly executed, returned and received prior to the meeting and is not revoked, it will be voted in accordance with your instructions. If you return your signed proxy but do not mark the boxes to show how you wish to vote on any of the proposals, the shares for which you have given your proxy will, in the absence of your instructions to the contrary, be voted “FOR” Proposal 1, “FOR” Proposal 2, and “FOR” Proposal 3 and in the discretion of the proxies on other matters properly brought before the meeting.

If your shares are held in street name through a broker, bank or other nominee for your benefit and your voting instruction form is properly executed, returned and received prior to the meeting and is not revoked, it will be voted in accordance with your instructions. If you have not furnished voting instructions within a specified period prior to the meeting, under current New York Stock Exchange (“NYSE”) rules, brokerage firms and nominees that are members of the NYSE have the authority under the NYSE’s rules to vote their customers’ unvoted shares on “routine” matters but not on non-routine matters. Under the rules currently in effect, routine matters include the ratification of the appointment of our independent registered public accounting firm but do not include the other proposals on the ballot.

The voting instruction form also grants the proxy holders discretionary authority to vote on any other business that may properly come before the meeting as well as any procedural matters. As of the date of this proxy statement, we do not know of any other matters that will be presented at the meeting.

What does it mean if I get more than one proxy card?

If you have your shares registered in multiple accounts with one or more brokers and/or our transfer agent, you will receive more than one proxy card. Please complete and return each of the proxy cards you receive to ensure that all of your shares are voted.

How many votes are needed to elect directors?

The three nominees receiving the highest number of “FOR” votes will be elected as directors. This is referred to as a plurality.

What if a nominee is unwilling or unable to serve?

We do not expect that to occur. If it does, proxies will be voted for a substitute nominee designated by our Board of Directors.

How many votes are needed to approve the 2013 Director Stock Ownership Plan?

The proposal requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes will not be counted as votes cast.

How many votes are needed to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2013?

The proposal requires that the number of votes cast “FOR” the proposal exceed the number of votes cast “AGAINST” the proposal. Abstentions and broker non-votes will not be counted as votes cast.

How will abstentions and broker non-votes affect the voting?

Abstentions and broker non-votes will have no effect on the outcome of the voting on any matter brought before the meeting because they will not represent votes cast. A broker non-vote occurs when the beneficial owner of shares held in street name fails to furnish voting instructions to the broker within the required period, and the broker is not permitted under applicable rules to vote the shares.

Are dissenters’ rights applicable to any of the matters to be voted on at the meeting?

No. Dissenters’ rights do not apply to any of the matters to be voted on at the meeting.

Who will count the vote?

The Judge of Election appointed at the meeting, together with a representative of Broadridge, will serve as the inspector of election.

How many shares can be voted at the meeting?

As of March 8, 2013, the record date for the meeting, 13,123,733 shares of Quaker common stock were issued and outstanding. Every holder of Quaker common stock is entitled to one vote or ten votes for each share held of record on the record date, based on how long such shares have been owned by the holder.

How many votes will I be entitled to cast at the meeting?

You will be entitled to cast either one vote or ten votes for each share of common stock you held on March 8, 2013, the record date for the meeting, depending upon how long you had held the shares as of the record date. As more specifically provided in Article 5 of Quaker’s Articles of Incorporation, the number of votes you are entitled to cast at the meeting will be determined as follows:

Each share that, as of the record date, you had beneficially owned since March 1, 2010, will entitle you to ten votes.

Each share you acquired after March 1, 2010, will entitle you to one vote, with some exceptions. These exceptions are explained in Appendix A to this proxy statement.

We presume that shares you hold in “street” or “nominee” name, or that are held for your account by a broker, clearing agency, voting trustee, bank, trust company, or other nominee, were acquired by you after March 1, 2010 and, accordingly, entitle you to one vote for each of these shares. You may, however, rebut this “one-vote” presumption by completing and executing the affidavit appearing on the voting instruction form. The Company and the Board of Directors reserve the right to require evidence to support the affidavit.

What is the total number of votes that may be cast at the meeting?

Based on the information available to us, as of March 8, 2013, at the annual meeting the holders of 877,398 shares of Quaker common stock will be entitled to cast ten votes for each share held and the holders of 12,246,335 shares of Quaker common stock will be entitled to cast one vote for each share held, for a total of 21,020,315 votes. The number of shares that we have indicated are entitled to one vote includes those shares presumed by us to be entitled to only one vote. Because some of the holders of these shares may rebut this presumption, the total number of votes that may be cast at the meeting may increase.

Where can I find more information on the voting procedures for the meeting?

For additional information on our voting procedures, including the procedures for determining whether a share entitles its holder to one vote or ten votes, and how to rebut the “one-vote” presumption, please refer to Appendix A.

What is a “quorum?”

The presence of shareholders entitled to cast at least a majority of the votes entitled to be cast on a particular matter will constitute a “quorum” for the purpose of considering that matter. For purposes of determining the presence of a quorum, the votes of a shareholder will be counted if the shareholder is present in person or by proxy. Shares that are the subject of abstentions or broker non-votes will be counted for purposes of determining a quorum.

Who can attend the Annual Meeting?

All shareholders of Quaker who owned shares of record on March 8, 2013 can attend the meeting. If you want to vote in person and you hold Quaker common stock in street name (i.e., your shares are held in the name of a brokerage firm, bank or other nominee), you must obtain a proxy card issued in your name from your broker and bring that proxy card to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date and valid identification. If you hold stock in street name and want to attend the meeting but not vote in person at the meeting, you must bring a copy of a brokerage statement reflecting your stock ownership as of the record date, the stock acquisition date and valid identification.

How will voting on any other business be conducted?

We do not know of any business to be considered at the meeting other than the proposals described in this proxy statement. However, if any other business is presented at the meeting, a proxy in the accompanying form will give authority to Michael F. Barry and William R. Cook to vote on such matters at their discretion and they intend to do so in accordance with their best judgment.

Who will pay the cost of this proxy solicitation and how will the solicitation be conducted?

We will pay the expenses of soliciting proxies in the form included with this proxy statement, including the cost of preparing, assembling and mailing material in connection with the solicitation. In addition to the use of the mail, our directors, executive officers and employees may, without additional compensation, solicit proxies personally or by telephone, facsimile, electronic mail and personal contact. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials and Quaker’s annual report, including its Annual Report on Form 10-K, to any beneficial holder of Quaker common stock he or she holds of record.

Does the company utilize “householding” for mailing of its proxy materials?

The Securities and Exchange Commission permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivery of a single proxy statement and annual report to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. Quaker has instituted householding for its registered shareholders; some intermediaries may also be householding Quaker’s proxy materials and annual report. Once you have received notice from the Company, the broker or another intermediary that they will be householding materials to your address, householding will continue until you are notified otherwise or until you or a shareholder who shares your address provides contrary instructions.

If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you should contact Irene M. Kisleiko, Assistant Secretary, toll free at 1-800-523-7010, ext. 4119, or inform us in writing at Quaker Chemical Corporation, Shareholder Services, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428. If you hold shares through an intermediary and no longer wish to participate in householding, you should contact your bank, broker or other nominee record holder.

Shareholders who share an address and are receiving multiple copies of annual reports or proxy statements but would like to receive a single copy can contact Irene M. Kisleiko at the toll-free number noted above.

We undertake to deliver promptly to any shareholder at a shared address, upon written or oral request, a copy of Quaker’s proxy statement and annual report. You may so request by calling the toll-free number or writing to the address noted above.

Proposal 1 — Election of Directors and Nominee Biographies

What is the makeup of the Board of Directors?

The Quaker Articles of Incorporation provide that our Board of Directors is divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors. The shareholders elect the members of one of the three classes each year to serve for a term of three years. Directors elected to fill vacancies and newly created directorships serve for the balance of the term of the class to which they are elected. Presently, there are ten directors, including three Class I directors, three Class II directors and four Class III directors. On January 30, 2013, the Board increased the number of directors from nine to ten and elected Mark A. Douglas as a Class III director to fill the newly created position to serve as such until the 2013 annual meeting of shareholders. Mr. Douglas has also been nominated as a Class III director along with the other two incumbent directors. Dr. Edwin J. Delattre, currently a Class III director, has decided to retire at the end of his current term and will not stand for reelection at the 2013 annual meeting of shareholders. Effective with the annual meeting of shareholders, the Board also approved that the composition of the Board will be decreased by one and be fixed at nine directors. At the meeting, three Class III directors are to be elected with each member to serve a three-year term expiring in 2016 and until his or her successor is duly elected and qualified.

Are there any members of the class of directors to be elected at the meeting who are not standing for reelection?

Yes. Dr. Edwin J. Delattre will not be a nominee for reelection this year. Dr. Delattre has decided to retire at the end of his current term.

Who are the Board’s nominees this year?

Joseph B. Anderson, Jr., Patricia C. Barron and Mark A. Douglas are the Board’s nominees for election to the Board of Directors. Each nominee, if elected, would hold office until our 2016 annual meeting of shareholders and until his or her successor is duly elected and qualified.

What is the background of this year’s nominees?

Below are our nominees for election to the Board as Class III members, including descriptions of their qualifications and lists of business experience and directorships over the past five years:

JOSEPH B. ANDERSON, JR. (70)

Mr. Anderson has served on Quaker’s Board since 1992. He is Chief Executive Officer of a group of minority-owned companies supplying parts to the automotive industry and services to a variety of industries, including automotive, aerospace, defense, construction, mining and off-road vehicles. He also currently serves as a director on multiple public company boards in diverse industries. He has experience in accounting/finance, financial reporting, risk assessment, governance, strategic planning, corporate development and manufacturing in these CEO roles. Mr. Anderson’s specific business and board service experience are listed below:

•     Chairman and Chief Executive Officer of TAG Holdings, LLC, a parent company for a variety of manufacturing and service-based enterprises, for more than five years.

•     Chairman and Chief Executive Officer of Wolverine Assembly, an automotive assembly, warehousing and logistics company, since June 2010.

•     Chairman and Chief Executive Officer of Barton Manufacturing, a heavy machining and welding company, since August 2011.

•     Chairman and Chief Executive Officer of Radian Precision, Inc., an aerospace and defense supplier, since January 2012.

•     Chairman and Chief Executive Officer of Shared Vision, LLC, a precision-machining company in the automotive, aerospace, defense and heavy equipment industries, since January 2013.

•     Chairman and Chief Executive Officer of Indiana Assemblies, LLC, a tire and wheel assembly company, from October 2008 to December 2010.

•     Chairman and Chief Executive Officer of Gulf Shore Assemblies, LLC, a tire and wheel assembly company, from May 2007 to December 2010.

•     Chairman and Chief Executive Officer of Great Lakes Assemblies, LLC, a tire and wheel assembly company, from January 2005 to December 2010.

•     Chairman and Chief Executive Officer of North American Assemblies, LLC, a tire and wheel assembly company, from September 2003 until July 2012.

•     Chairman and Chief Executive Officer of A&D Technologies, LLC, a manufacturer of temperature sensors servicing the automobile industry, from March 2003 to February 2011.

•     Chairman and Chief Executive Officer of Vibration Control Technologies, LLC, an automotive parts supplier and manufacturer, from January 2002 to March 2010.

•     Member of the Board of Directors:

•     Meritor, Inc.

•     NV Energy, Inc.

•     Rite Aid Corporation

•     Valassis Communications, Inc.

PATRICIA C. BARRON (70)

Ms. Barron has served on Quaker’s Board since 1989 and has been our Lead Director since 2008. She retired as a Professor at Stern School of Business at New York University in 2003. Prior to that time, Ms. Barron served in a variety of roles with Xerox Corporation, including President of their Engineering Systems Division, and has served on multiple public company boards. She has experience in accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning and corporate development. Ms. Barron’s specific business and board service experience are listed below:

•    Clinical Associate Professor and Senior Fellow at the Stern School of Business, New York University, from 1999 until August 2003.

•    Member of the Board of Directors:

•    Teleflex Incorporated

•    Ultralife Corporation

•    United Services Automobile Association

MARK A. DOUGLAS (50)

Mr. Douglas was elected to the Quaker Board on January 30, 2013 after a lengthy search process and careful consideration by the Governance Committee of several candidates. He is President, Agricultural Products Group, of FMC Corporation, a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products since October 2012. He previously served as President, Industrial Chemicals Group from January 2011 to September 2012 and as Vice President, Global Operations and International Development from March 2010 to December 2010. Prior to FMC, he held various senior management positions with Dow Chemical and Rohm and Haas based in Shanghai, China. He has experience in industrial marketing, organizational development, global organizations, strategic planning, corporate development, technology and science. Mr. Douglas’ specific business and board service experience are listed below:

•    President, Agricultural Products Group, of FMC Corporation, a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products, since October 2012; President, Industrial Chemicals Group from January 2011 to September 2012; and Vice President, Global Operations and International Development from March 2010 to December 2010.

•    Vice President, President Asia, Dow Advanced Materials, a leader in specialty chemicals delivering products and solutions to sectors such as electronics, water, energy and coatings, from April 2009 to December 2009.

•    Corporate Vice President, President Asia, Rohm and Haas Company, a chemical manufacturing company, from March 2007 to April 2009.

The Board of Directors recommends that you vote “FOR” the election to our Board of Joseph B. Anderson, Jr., Patricia C. Barron and Mark A. Douglas, the nominees listed above.

Biographies of Continuing Directors

Below are our incumbent directors who were elected as Class I members of the Board in 2011 and whose terms expire in 2014, including descriptions of their qualifications and lists of business experience and directorships over the past five years:

MICHAEL F. BARRY (54)

Mr. Barry has served on Quaker’s Board since 2008. He is Quaker’s Chairman, Chief Executive Officer and President. Mr. Barry has held a number of positions within Quaker since 1998, including Chief Financial Officer, Vice President and Global Industry Leader—Industrial Metalworking and Coatings, and Senior Vice President and Managing Director—North America. By serving in a variety of leadership and executive positions with Quaker, Mr. Barry has gained experience in accounting/finance, financial reporting, risk assessment, industrial marketing and services, organizational development, global organizations, governance, strategic planning, corporate development, research and development and manufacturing. Mr. Barry’s specific business and board service experience are listed below:

•    Quaker’s Chairman of the Board since May 2009 and Chief Executive Officer and President since October 2008; Senior Vice President and Managing Director—North America from January 2006 to October 2008; Senior Vice President and Global Industry Leader—Metalworking and Coatings from July 2005 through December 2005; Vice President and Global Industry Leader—Industrial Metalworking and Coatings from January 2004 through June 2005 and Vice President and Chief Financial Officer from 1998 to August 2004.

•    Member of the Board of Directors:

•    Rogers Corporation

ROBERT E. CHAPPELL (68)

Mr. Chappell has served on Quaker’s Board since 1997 and is the Chairman of the Governance Committee. He is Chairman of The Penn Mutual Life Insurance Company and served as Penn Mutual’s Chief Executive Officer from April 1995 until February 2011. He has experience in accounting/finance, financial reporting, risk assessment, organizational development, global organizations, governance, strategic planning and corporate development. Mr. Chappell’s specific business and board service experience are listed below:

•    Chairman of The Penn Mutual Life Insurance Company, a mutual life insurance company providing life insurance and annuity products, for more than five years and Chief Executive Officer of the company from April 1995 to February 2011; President from January 2008 to March 2010.

•    Member of the Board of Directors:

•    CSS Industries, Inc.

ROBERT H. ROCK (62)

Mr. Rock has served on Quaker’s Board since 1996 and is the Chairman of the Compensation/Management Development Committee. He is President of MLR Holdings, LLC, an investment company operating in the publishing and information industry. Prior to his involvement in the publishing and information industry, he was Chairman of The Hay Group, a management consulting firm. He has experience in organizational development, global organizations, governance, strategic planning and corporate development. Mr. Rock’s specific business and board service experience are listed below:

•     President of MLR Holdings, LLC, an investment company operating in the publishing and information industry, for more than five years.

•     Member of the Board of Directors:

•     The Penn Mutual Life Insurance Company

•     Former Member of the Board of Directors:

•     Alberto-Culver Company

Below are our incumbent directors who were elected as Class II members of the Board in 2012 and whose terms expire in 2015, including descriptions of their qualifications and lists of business experience and directorships over the past five years:

DONALD R. CALDWELL (66)

Mr. Caldwell has served on Quaker’s Board since 1997 and is the Chairman of the Executive Committee. He is Chairman and Chief Executive Officer of Cross Atlantic Capital Partners, Inc., a venture capital management company. Previously, he was President and Chief Operating Officer of Safeguard Scientifics, Inc., a holding company with investments in the growth-stage technology and life sciences businesses. He currently serves on multiple public company boards. He has experience in accounting/finance, financial reporting, risk assessment, strategic planning and corporate development. Mr. Caldwell’s specific business and board service experience are listed below:

•     Chairman and Chief Executive Officer of Cross Atlantic Capital Partners, Inc., a venture capital management company, for more than five years.

•     Member of the Board of Directors:

•     InsPro Technologies Corporation (formerly, Health Benefits Direct Corporation)

•     Lightning Gaming, Inc.

•     Rubicon Technology, Inc.

•     Former Member of the Board of Directors:

•     Diamond Management & Technology Consultants, Inc.

WILLIAM R. COOK (69)

Mr. Cook has served on Quaker’s Board since 2000 and is the Chairman of the Audit Committee. He retired in 2002 but previously served in a variety of positions in the chemical industry, including Chairman, President and Chief Executive Officer of Betz Dearborn, Inc. and Vice Chairman and Co-Chief Executive Officer of Hercules, Inc. Most recently, Mr. Cook served as President and Chief Executive Officer of Severn Trent Services, Inc. He has experience in accounting/finance, financial reporting, industrial marketing, governance, strategic planning and corporate development. Mr. Cook’s specific business and board service experience are listed below:

•    President and Chief Executive Officer of Severn Trent Services, Inc., a water purification products and laboratory and operating services company, from 1999 until June 2002.

•    Member of the Board of Directors:

•    Teleflex Incorporated

•    The Penn Mutual Life Insurance Company

JEFFRY D. FRISBY (57)

Mr. Frisby has served on Quaker’s Board since 2006. In July 2012, he was named Chief Executive Officer of Triumph Group, Inc., which serves the aerospace industry, in addition to his position as President which he has held since July 2009. From July 2009 to July 2012, he also served as its Chief Operating Officer. He has held a variety of positions within the Triumph Group and a predecessor group company, Frisby Aerospace, Inc. He has experience in accounting/finance, financial reporting, industrial marketing, organizational development, global organizations, strategic planning and corporate development. Mr. Frisby’s specific business experience is listed below:

•    President and Chief Executive Officer of Triumph Group, Inc. which, through its subsidiaries, engages in the design, engineering, manufacture, repair, overhaul and distribution of aircraft components in the United States and internationally, since July 2012; President since July 2009 and Chief Operating Officer from July 2009 to July 2012.

•    Group President of Triumph Aerospace Systems Group, a group of companies that design, engineer and build aerostructures, as well as complete mechanical, electromechanical and hydraulic systems for the aerospace industry, from April 2003 to July 2009.

In addition to the information presented above regarding each director and director nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a director, the Board also believes that all of its directors and director nominees have significant leadership experience derived from their professional experience and have a reputation for integrity and honesty and adhere to high ethical standards. The process undertaken by the Company’s Governance Committee in recommending qualified director candidates is described below under the heading “Governance Committee Procedures for Selecting Director Nominees.”

Corporate Governance

Leadership Structure

Quaker’s business is conducted by its officers, managers and associates under the direction of the Chief Executive Officer (“CEO”) and with oversight by the Board of Directors. The Company’s CEO is also the Chairman of the Board of Directors. The Board has long held that, given Quaker’s size and management structure, it is best to combine the roles of Chairman of the Board and CEO. The Board believes having one leader serving as both Chairman and CEO provides decisive and effective leadership.

The Board of Directors has also appointed an independent Lead Director. The Lead Director rotates on a bi-annual basis unless the Board determines that the reappointment of the Lead Director at the end of a two-year term is in the best interests of the Company. The Lead Director serves as the liaison between the Chairman/CEO and the Board of Directors. The Lead Director also ensures that the respective responsibilities of the Directors and the Chairman/CEO are understood; collaborates with the Chairman/CEO to ensure the appropriate flow of information to the Board; works with the Chairman/CEO to develop the agendas for Board meetings; coordinates and develops the agenda for and presides over sessions of the Board’s independent Directors; ensures appropriate minutes are kept of such meetings and, as appropriate, communicates to the Chairman/CEO the substance of such discussions. Ms. Patricia C. Barron is currently the Lead Director, having been reappointed to the position for a two-year term in May 2012.

Director Independence

In accordance with NYSE rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted which include all elements of independence set forth in the NYSE listing standards. The Company’s director independence standards are described in the Company’s Corporate Governance Guidelines.

On an annual basis, each director and executive officer is obligated to complete a directors and officers questionnaire which requires disclosure, among other things, of any transactions with the Company in which the director (or any organization of which the director is a partner, shareholder or officer) or executive officer, or any member of his or her immediate family, have a direct or indirect material interest. Based on the Company’s adopted independence standards and the information provided in the annual questionnaires, the Board determined at its meeting held on March 6, 2013, that all non-employee directors who served in fiscal 2012 as well as those who will continue to serve after our 2013 annual meeting of shareholders are independent within our guidelines and have no material relationship with the Company as defined by our guidelines. The Company’s independent non-employee directors are Joseph B. Anderson, Jr., Patricia C. Barron, Donald R. Caldwell, Robert E. Chappell, William R. Cook, Edwin J. Delattre, Mark A. Douglas, Jeffry D. Frisby and Robert H. Rock.

Based on the Company’s independence standards, the Board has affirmatively determined that Michael F. Barry is not independent because he currently serves as an executive officer of the Company. There are no family relationships between any of the Quaker directors, executive officers or nominees for election as directors.

Governance Committee Procedures for Selecting Director Nominees

The Governance Committee’s goal is to assemble a Board that brings to Quaker a variety of perspectives and skills derived from high quality business and professional experience. The current composition of the Board includes directors (including those nominated for reelection this year) with complementary skills, expertise and experience such that the Board, on the whole, has competence and experience in a wide range of areas. Quaker’s Board includes ten directors who are or have served as chief executive officers or in other executive management roles, seven directors with specialized accounting and finance knowledge, four directors with experience in the chemical industry or other technology or science areas, seven directors who have served on the boards of other public companies, six directors with international business experience and four directors with experience in industries served by Quaker. The Governance Committee will continue to evaluate the needs of Quaker and its shareholders to ensure that the competency of the Board, as a whole, is relevant and robust.

In evaluating director nominees, the Governance Committee considers the appropriate size of Quaker’s Board of Directors and the needs of Quaker and its shareholders with respect to the particular talents, experience and capacities of its directors including: experience in industries similar to Quaker’s; managerial and other leadership experience; business acumen or particular expertise; business development experience; strategic capability; independence of judgment; familiarity with corporate governance and the responsibilities of directors and the ability to fulfill those responsibilities; standing and reputation as a person of integrity; the potential contribution of each individual to the diversity of backgrounds, experience and competencies of which the Governance Committee desires to have represented; and ability to work constructively with the CEO and the Board. In considering nominees for the Board of Directors, the Governance Committee considers the entirety of each candidate’s credentials and the anticipated contributions an individual can contribute as a member of the Board. Although we do not have a formal policy regarding diversity and do not have constituent or representative directors, diversity is one important factor, among many, in our nomination process. The Governance Committee considers a variety of factors, including age, gender, race, executive and professional experience, and perspectives of the candidate and how the candidate’s qualifications will enhance the composition of the Board of Directors as a whole.

Directors who also serve as CEOs or in equivalent positions should not serve on more than three other boards of public companies in addition to the Quaker Board and directors who do not serve as CEOs or in equivalent positions should not serve on more than four other boards of public companies in addition to the Quaker Board. The Governance Committee has decided to waive the limitations in these guidelines on the number of boards a director may serve in the case of Mr. Anderson due to his valued contributions to the Board and the Committees on which he serves, a record of consistent attendance at Board and Committee meetings, and availability to advise and assist management in support of Quaker’s business.

When identifying and evaluating nominees for director, the Governance Committee first examines whether current members of the Board are willing to continue their service. Current members of the Board with skills and experience that are relevant and who are willing to continue to serve are considered for renomination, balancing the value of continuity of service with that of obtaining a new perspective. If a current member does not choose to stand for reelection, the Governance Committee will not recommend that director for reelection. If the Governance Committee recommends an increase in the membership of the Board, it will identify the experience and personal capacities desired and will seek suggestions as to nominees from the current Board membership. In addition, and as has been done in the past, the Governance Committee may engage third parties to assist in the identification or evaluation of potential director nominees.

The Governance Committee will consider candidates recommended by the Company’s shareholders and applies the same criteria in evaluating candidates nominated by shareholders as it does in evaluating candidates identified by Company sources. Any shareholder who wishes to recommend a prospective nominee for election to the Board to the Governance Committee may write to D. Jeffry Benoliel, Vice President – Global Metalworking and Fluid Power and Corporate Secretary, Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428. Any request for consideration at next year’s annual meeting must be submitted no later than December 4, 2013, and contain a statement of the proposed candidate’s business experience, business affiliations and a confirmation of his or her willingness to be a nominee. No shareholder or group of shareholders recommended a director nominee for election at Quaker’s 2013 annual meeting of shareholders.

Board Oversight of Risk

While the Board has the ultimate oversight responsibility for risk management, consistent with Quaker’s By-Laws, the Board has delegated much of the responsibility for risk management to the standing Committees of the Board. The Audit Committee has oversight over financial risks, such as financial reporting and internal controls; compliance risks including oversight of the compliance program and disposition of certain complaints and/or violations of the Code of Conduct and Financial Code of Ethics; and operational risk such as loss of property, business interruption, and other exposures traditionally mitigated through insurance products. In addition, the Compensation/Management Development Committee is responsible for developing a balanced compensation system for all employees, including appropriate long-term and short-term incentive compensation targets that encourage a level of risk-taking behavior consistent with the overall financial/strategic goals of the Company, as well as oversight of the management, development and succession processes. Finally, from time to time, Quaker has faced other risks material to its business and, in those circumstances, the Board (or at times, the Executive Committee) is regularly informed and provides input and advice on actions being considered to mitigate exposures associated with those risks. As appropriate, the Board considers specific risk topics, including risks associated with our strategic plan, our capital structure, and our development activities. Further, the Board is routinely informed of developments at and affecting the Company that could affect our risk profile or other aspects of our business, through reports from our business units and otherwise. This oversight by the Board is designed to maintain an appropriate level of risk and to address new risks as they arise.

Communications with the Board of Directors; Corporate Governance Guidelines

Shareholders or other interested parties may communicate with any of our directors, including non-management directors, by writing to them c/o D. Jeffry Benoliel, Vice President – Global Metalworking and Fluid Power and Corporate Secretary, at the address set forth above. All communications received will be forwarded to the Governance Committee and the addressee. The Board believes it is management’s role to speak for Quaker and, accordingly, any such communication received will be shared with the Chief Executive Officer and other executive officers, as appropriate. The Company has adopted Corporate Governance Guidelines and other governance materials. Our Code of Conduct, Financial Code of Ethics, Corporate Governance Guidelines and Audit, Compensation/Management Development and Governance Committee Charters have been posted on and are available free of charge by accessing the Investors/Corporate Governance section of our website at http://www.quakerchem.com or by written request addressed to Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Irene M. Kisleiko, Assistant Secretary. The references to our website contained in this proxy statement are for informational purposes, and the content of the website is not incorporated by such references in this proxy statement.

Code of Conduct

The Company has a compliance program, the governing documents of which include a Code of Conduct (which is applicable to all of the Company’s directors, executive officers and employees) and a Financial Code of Ethics for Senior Financial Officers (which is applicable to the Chief Executive Officer, Chief Financial Officer, Global Controller, Controllers of each of the Company’s majority-owned affiliates, Assistant Global Controller and other individuals performing similar functions designated by the Company’s Board of Directors). The Company’s compliance program embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its longstanding commitment to fairness, honesty, integrity and full Company compliance with all laws affecting the Company’s business.

The Company’s compliance program includes a means for employees, customers, suppliers, shareholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Conduct or the Financial Code of Ethics for Senior Financial Officers relating, among other things, to:

•	accounting practices, internal accounting controls, or auditing matters and procedures;
•	theft or fraud of any amount;
•	insider trading;
•	performance and execution of contracts;
•	conflicts of interest;
•	violations of securities and antitrust laws; and
•	violations of the Foreign Corrupt Practices Act.

Any employee, shareholder or other interested party can call the Quaker Hotline at 1-800-869-9414 or 1-678-999-4552 from outside the United States. The Quaker Hotline is a toll-free telephone line dedicated solely to receiving questions and concerns and directing them to the appropriate authority for action. All calls are answered by an independent third-party service available 24 hours a day, seven days a week.

The Audit Committee oversees the administration of the Company’s compliance program and is directly responsible for the disposition of all reported violations of the Financial Code of Ethics for Senior Financial Officers and complaints received regarding accounting, internal accounting controls or audit matters. In addition, the Audit Committee is responsible for the disposition of all violations of (and approves any waivers to) the Code of Conduct for directors and executive officers and for the disposition of other serious violations of the Code of Conduct. No such waivers were requested in 2012. We maintain a current copy of our Financial Code of Ethics for Senior Financial Officers and will promptly post any amendments to or waivers of our Financial Code of Ethics for Senior Financial Officers that apply to our Chief Executive Officer, Chief Financial Officer, Global Controller, each Controller at majority-owned affiliates, Assistant Global Controller and persons performing similar functions designated by the Company’s Board of Directors on our website, http://www.quakerchem.com, under the heading Investors/Corporate Governance.

Meetings and Committees of the Board

Our Board of Directors has four standing committees, the Audit, Compensation/Management Development, Executive and Governance Committees. Each member of the Audit, Compensation/Management Development and Governance Committee is independent as defined for members of the respective committee in the listing standards of the NYSE and Quaker’s Corporate Governance Guidelines. The Board has affirmatively determined that each member of the Audit Committee meets the criteria for an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Board of Directors has adopted a charter for each of these committees other than the Executive Committee. Each committee reports its actions to the full Board at the Board’s next regular meeting. A description of the duties of each committee follows the table below.

Committee Membership and Meetings Held in 2012
Name	Audit	Compensation/ Management Development	Executive	Governance
Joseph B. Anderson, Jr.	X			X
Patricia C. Barron		X		X
Michael F. Barry			X
Donald R. Caldwell	X	X	CHAIR
Robert E. Chappell			X	CHAIR
William R. Cook	CHAIR		X
Edwin J. Delattre		X		X
Mark A. Douglas(1)
Jeffry D. Frisby	X	X
Robert H. Rock		CHAIR	X
Number of Meetings in 2012(2)	6	4	0	4

X	Member. Each of the individuals listed in the table above held the committee memberships indicated throughout 2012, unless otherwise indicated.

(1)	Mark A. Douglas was elected as a director on January 30, 2013.

(2)	The Board of Directors held six regular meetings in 2012. Each director, other than Mr. Douglas who was elected on January 30, 2013, attended, in person or by teleconference, at least 75% of the aggregate of all the meetings of the Board and the committee(s) on which he or she served during 2012.

Time is regularly scheduled for the independent directors to meet as a separate group. The Lead Director acts as chairperson during these sessions.

Quaker does not have a formal policy regarding attendance by members of the Board at its annual meeting of shareholders, but all directors are encouraged to attend. In 2012, all directors, with the exception of Mr. Douglas who was elected on January 30, 2013, attended the annual meeting of shareholders.

Audit Committee:

•	Engages the independent registered public accounting firm and approves all audit and non-audit fees.
•

Reviews and discusses with management and the independent registered public accounting firm the annual and quarterly financial statements, including disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	Discusses with management and the independent registered public accounting firm any audit problems or difficulties and management’s response.
•	Reviews the internal audit plan and discusses with the internal auditor and the independent registered public accounting firm their assessment of the effectiveness of Quaker’s internal controls.
•	Oversees the handling of matters relating to compliance with law and ethics, including adherence to the standards of business conduct and ethics required by Quaker’s policies.
•	Provides oversight to the Chief Financial Officer and Risk Manager on matters relating to risk management generally.

Compensation/Management Development Committee:

•	Reviews management’s compensation philosophies and policies.
•	Approves annual performance objectives for the CEO, evaluates the CEO’s performance against objectives and makes a recommendation to the Board regarding the CEO’s base salary.
•	Reviews performance evaluations and approves annual salaries for all executive officers, other than the CEO.
•	Approves annual incentive and long-term incentive award opportunities for all executive officers, including the CEO.
•	Administers Quaker’s Global Annual Incentive Plan and Long-Term Performance Incentive Plan.
•	Reviews and evaluates management development and succession planning and oversees these processes.
•

Reviews and discusses with management disclosures under the Compensation Discussion and Analysis section of this proxy statement and makes recommendations to the Board for inclusion of the Compensation Discussion and Analysis section in this proxy statement and the Company’s Annual Report on Form 10-K.

Executive Committee:

•	Acts for the Board in situations requiring prompt action when a meeting of the full Board is not feasible.
•	Makes recommendations to the Board about external corporate development programs.
•	Establishes guidelines regarding Quaker’s capital structure and deployment of capital resources.

Governance Committee:

•	Evaluates the size and composition of the Board and recommends changes.
•	Reviews and recommends nominees for election as directors.
•	Reviews the Board’s committee structure and recommends directors to serve as members of each committee.
•	Reviews and makes recommendations to the Board with respect to the compensation of the Company’s directors.
•	Develops and reviews annually Quaker’s Corporate Governance Guidelines.
•	Conducts annual performance evaluation of the Board and ensures each Board committee conducts its own annual self-evaluation.
•	Reviews and approves related party transactions and similar transactions and establishes policies and procedures for such transactions.

The Audit Committee, Compensation/Management Development Committee and Governance Committee each operates under a charter. These charters can be found on the Company’s website at http://www.quakerchem.com, under the heading Investors/Corporate Governance.

Compensation Committee Interlocks and Insider Participation

The individuals who served as members of the Compensation/Management Development Committee during the year ended December 31, 2012 are Robert H. Rock, Chairman, Patricia C. Barron, Donald R. Caldwell, Edwin J. Delattre and Jeffry D. Frisby, each of whom is an “independent” director. No member of the Compensation/Management Development Committee was, during fiscal 2012, or had previously been, an officer or employee of Quaker or its subsidiaries nor, except as disclosed in “Related Party Transactions” below, had any material interest in a transaction with Quaker or a business relationship with, or any indebtedness to, Quaker, in each case that would require disclosure under applicable rules of the SEC. During 2012, no executive officer of Quaker served as a director or a member of the compensation committee of another company, one of whose executive officers served as a member of Quaker’s Board of Directors or Compensation/Management Development Committee.

Proposal 2—Approval of the 2013 Director Stock Ownership Plan

Background

The 2013 Director Stock Ownership Plan (the “Plan”), which was adopted by our Board of Directors (the “Board”) on March 6, 2013, subject to approval by our shareholders at the annual meeting, authorizes the issuance of up to 75,000 shares of Quaker common stock in accordance with the terms of the Plan in payment of all or a portion of the annual cash retainer payable to each of the Company’s non-employee directors (“Eligible Directors”) in 2013 and subsequent years during the term of the Plan. The Plan was adopted in order to replace the 2003 Director Stock Ownership Plan that expires in 2013.

The purpose of the Plan is to encourage the non-employee directors of Quaker to increase their individual investment in Quaker common stock and thereby align their interests more closely with the interests of our other shareholders.

Description of the Plan

The following description of the Plan is qualified in all respects by reference to the actual provisions of the Plan, a copy of which is included with this proxy statement as Appendix B.

Plan Administration

The Board has appointed the Governance Committee of the Board, whose members are each an Eligible Director (the “Committee”), to administer the Plan. The current members of the Committee are Joseph B. Anderson, Jr., Patricia C. Barron, Robert E. Chappell and Edwin J. Delattre.

Effective Date and Duration

The Plan will not become effective unless it is approved by our shareholders at the annual meeting or an adjournment of the meeting. If the Plan is approved by our shareholders at the annual meeting or an adjournment of the meeting, it will become effective on the date it is so approved and will remain in effect for a term of ten years or until it is earlier terminated by the Board.

Common Stock Subject to the Plan

The maximum number of shares of Quaker common stock that may be issued under the Plan is 75,000, subject to adjustment in the event of any recapitalization, reorganization, merger, consolidation, spin-off, combination, share exchange, stock split or reverse split, liquidation, dissolution or other similar corporate transaction or event that affects Quaker common stock such that the Committee determines that an adjustment is appropriate in order to prevent the dilution or enlargement of the rights of Eligible Directors under the Plan (each, an “adjustment event”). The shares we issue under the Plan may be either authorized and unissued shares of Quaker common stock or authorized and issued shares of Quaker common stock we have purchased or acquired for any purpose.

Payment of the Annual Cash Retainer

The Company pays each Eligible Director an annual fee for his or her services as a member of the Board (the “Annual Cash Retainer”). Our independent directors will be paid an Annual Cash Retainer of $50,000 in 2013. The Plan, which specifies the terms on which Quaker common stock may be used to pay all or a portion of the Annual Cash Retainer paid to Eligible Directors during the term of the Plan, will not limit the ability of the

Board or a committee of the Board to increase or decrease the annual cash or equity retainer from time to time during the term of the Plan. The Annual Cash Retainer is in addition to the equity portion of the retainer and does not include fees paid to Eligible Directors for their services as a committee chairperson or a lead director or for attending meetings of the Board or committees of the Board. Under the terms of the Plan, the Annual Cash Retainer will be payable on June 1 of each calendar year during the term of the Plan, or if June 1 of any year is not a day on which the New York Stock Exchange is open for trading, then on the first day thereafter on which there is such trading (each a “Retainer Payment Date”).

Under the terms of the Plan, if on May 1 of the applicable calendar year an Eligible Director is the “Beneficial Owner” of Quaker common stock having a then-current market value that is less than the Threshold Amount, as defined below, 75% of the Annual Cash Retainer payable to that Eligible Director in that year will be paid in shares of Quaker common stock and the remaining 25% of the Annual Cash Retainer will be paid in cash, unless the Eligible Director elects to receive a greater percentage of Quaker common stock (up to 100%) of the Annual Cash Retainer for the applicable year. The “Threshold Amount” means the quotient obtained by dividing (i) 400% of the annual cash retainer for the applicable calendar year by (ii) the average of the closing price of a share of Quaker common stock as reported by the composite tape of the New York Stock Exchange for the previous calendar year.

For purposes of the Plan, the term “Beneficial Owner” has the meaning set forth in Rule 16a-1(a)(2) of the General Rules and Regulations under the Securities Exchange Act of 1934 or any successor Rule, provided, however, that an Eligible Director will not be deemed to be the Beneficial Owner of any Quaker common stock he or she has the right to acquire through the exercise or conversion of a stock option, a warrant or a similar right, whether or not the option, warrant or other right is presently exercisable.

Under the Plan, shares of Quaker common stock issued in payment of an Annual Cash Retainer will be valued at “Fair Market Value.” For this purpose, the “Fair Market Value” means an amount equal to the average of the closing prices per share of Quaker common stock as reported by the composite tape of the New York Stock Exchange for the two trading days immediately preceding the applicable retainer payment date.

No fractional shares of Quaker common stock will be issued pursuant to the Plan.

Discretionary Election

If on May 1 of the applicable calendar year an Eligible Director is the Beneficial Owner of Quaker common stock with a market value equal to or greater than the Threshold Amount, the Eligible Director may in his or her discretion, within the 10-day period from May 1 and ending May 10 of the applicable year, irrevocably elect to receive common stock in payment of a percentage (up to 100%) of the Annual Cash Retainer for the applicable year. A discretionary election, which may specify the payment of up to 100% of the Annual Cash Retainer in Quaker common stock, will be binding only with respect to the Annual Cash Retainer payable in the year in which the discretionary election is made, and that discretionary election will not be applicable to the Annual Cash Retainer payable in any subsequent year.

Suspension, Termination and Amendment of the Plan

The Plan may be suspended, terminated or reinstated, in whole or in part, at any time by the Board. The Board may, from time to time, amend the Plan as it may deem advisable, provided, however, that

•	no such amendment may be effected between May 1 of any year and the next succeeding retainer payment date, and
•	without the approval of the Company’s shareholders, the Plan may not be amended to
•

increase the total number of shares of Quaker common stock which may be issued under the Plan (other than by adjustment upon the occurrence of an “adjustment event” as described under “Adjustment Provisions,” below),

•	change the type of awards available under the Plan,
•	expand the class of persons eligible to acquire Quaker common stock under the Plan,
•	extend the term of the Plan,
•	materially change the method of determining the price at which Quaker common stock is issued under the Plan, or
•

otherwise amend the Plan in a manner that requires approval of the Company’s shareholders under the applicable requirements of any national stock exchange on which Quaker’s common stock is then listed.

Adjustment Provisions

Upon the occurrence of an adjustment event, the Committee may make an adjustment that increases or decreases the number of shares of Quaker common stock subject to the Plan, and the number of shares of Quaker common stock which determines the percentage of the Annual Cash Retainer payable in Quaker common stock in any year affected by the adjustment event.

Transfer Restriction

The shares of Quaker common stock acquired by an Eligible Director pursuant to the Plan may not be sold or otherwise disposed of during the six-month period commencing on the retainer payment date applicable to the shares.

Certain Federal Income Tax Consequences

For Federal Income Tax purposes, each Eligible Director is required to include the annual retainer (regardless of whether such retainer is paid in cash or in Quaker common stock) in his or her taxable income (as ordinary compensation income) for the year in which the retainer is paid. The fair market value of the Quaker common stock on the retainer payment date will establish the basis for determining capital gains or losses on a subsequent sale of the shares, and the holding period for purposes of determining the long or short-term character of a capital gain will begin on the retainer payment date.

Vote Required for Approval of the Plan

Approval of the Plan by shareholders requires that the number of votes “FOR” approval of the Plan exceed the number of votes “AGAINST” approval of the Plan. Abstentions and broker non-votes will not be counted as votes cast. If the Plan is not approved by shareholders, the Plan will become null and void and no shares will be issued pursuant to the Plan.

The Board of Directors recommends that you vote “FOR” the approval of the 2013 Director Stock Ownership Plan.

Executive Compensation

Compensation Discussion and Analysis

Introduction

The purpose of the Compensation Discussion and Analysis section of this proxy statement is to explain to shareholders how and why compensation decisions are made for the executive officers listed in the Summary Compensation Table on page 40, below. When we use the term “executive officers,” we mean the Named Executive Officers for fiscal 2012, who are Michael F. Barry, Mark A. Featherstone, Margaret M. Loebl, D. Jeffry Benoliel, Jan F. Nieman and Wilbert Platzer, as well as the Company’s other senior officers.

Executive Summary

Quaker’s Compensation/Management Development Committee (the “Committee”) has implemented executive compensation programs designed to reward performance. The Company is engaged in a highly specialized business with a broad global footprint, requiring a management team with specific skills and knowledge. The Committee believes that our compensation programs must be competitive in order to attract and retain high performance executives with the requisite skill set and performance orientation.

In fiscal 2012, Quaker’s executive team successfully managed the Company through a continued sluggish economic environment globally (especially in Europe and South America) to post record sales, cash flow and shareholder return results (which is defined as the year-over-year stock price plus dividends paid). Net sales increased by 4% over the prior year and there was a substantial increase year over year in cash flow of $43 million or 220%. Shareholder return was at a record 41% for the year. In making decisions about fiscal 2012 salaries and performance targets, the Committee also considered fiscal 2011 corporate performance. Factors affecting the key components of our executive compensation programs for fiscal 2012 included:

•

Adjusted net income is a key metric for the corporate component of the Company’s annual cash incentive awards. Performance with respect to this metric for fiscal 2012 was at the target level and resulted in a payout representing 48% of the maximum payment for the corporate component of the annual cash incentive awards for the Named Executive Officers.

•

Long-term incentives make up a significant portion of each of the Named Executive Officers’ compensation. In order to align the Named Executive Officers’ incentives with our shareholder returns, the value to be earned on our long-term awards is directly linked to the performance of our stock. The equity component of such incentives is tied to stock performance and the amount payable on our cash awards is based on our total shareholder return as compared to a peer group. Our Named Executive Officers’ long-term incentive compensation for 2012 related to equity awards was similar to that of 2011, while the cash component was higher than that for 2011. This result reflected the increase of our stock price year over year, which resulted in a 41% shareholder return for the year. For the cash component, Quaker’s three-year total shareholder return of 170% resulted in a peer group ranking at the 96th percentile. This three-year total shareholder return resulted in a cash payout of 100% of the maximum amount provided for the three-year period ended in 2012.

•	Based on our review of competitive benchmarking for compensation and our results of operations in 2011, we rewarded our Named Executive Officers with salary increases in 2012.

Quaker’s overall compensation strategy and specific programs have not changed significantly since last year as we have strived to maintain a consistent year-over-year approach to ensure that our compensation remains predictable, competitive and fair. In particular, we have continued to:

•	Use benchmarks for total direct compensation and long-term compensation to mitigate any possibility of inappropriate risk taking on the part of executives;

•

Align senior level compensation with the long-term success of the Company by ensuring that the higher the position within management the more compensation is incentive-pay dependent and the more incentive pay is long-term oriented; and

•	Reward long-term performance with cash compensation measured by total shareholder return and stock-based compensation in order to align the interests of management with our shareholders.

Consistent with this approach, we seek and receive approval from our shareholders regarding incentive plans that are used to attract, motivate, retain and reward our executives. Two of our incentive plans were overwhelmingly approved by our shareholders at the 2011 annual meeting of shareholders.

The Committee continually reviews our executive compensation programs to ensure they achieve the desired goals of aligning our compensation practices to performance, pay practices in the Company’s industry, and prudent risk taking to achieve sustainable shareholder value creation. The Committee has determined that none of the Company’s current compensation programs are likely to encourage excessive risk taking because the metrics in the Company’s compensation plans are linked to corporate performance as it relates to set budgetary targets and because the plans are measured against identified peer comparison groups.

At the Company’s 2011 annual meeting of shareholders, the shareholders voted on an advisory basis to approve the Company’s compensation of our Named Executive Officers. The shareholders also voted to recommend an advisory vote on the Company’s compensation once every three years and the Company is following this recommendation. Given the significant level of support, the Board of Directors and Committee have not made any changes to our executive compensation policies and decisions at this time.

General Philosophy

Quaker, like many companies of similar size, relies on a small group of managers who have the requisite skills and knowledge to enable us to achieve our business strategies, operate as a globally integrated whole, and deliver value to our shareholders. To attract and retain talented senior level managers, we have adopted a compensation approach that:

•	provides opportunities for highly competitive levels of total compensation when merited by performance;
•	creates incentives to perform over a multiple-year period; and
•	aligns interests of the management team with those of our shareholders.

Quaker compensates its executive officers (who include for 2012 our Chairman, CEO and President and our vice presidents) through a total compensation package. This package consists of a mix of base salary, an annual cash incentive bonus, long-term incentives comprising both equity awards and cash payments, and a competitive benefits package comprising medical, life, disability and retirement using both qualified and non-qualified programs, where appropriate.

Administrative Practices

The Committee is responsible for overseeing and developing the compensation and management development programs for the Company. Consistent with its charter, the Committee is composed solely of members of our Board of Directors who meet the objective requirements for “independence” under our Corporate Governance Guidelines and the listing standards of the NYSE. Five members of our Board, Patricia C. Barron, Donald R. Caldwell, Edwin J. Delattre, Jeffry D. Frisby and Robert H. Rock (Chairman) currently sit on the Committee. The Committee’s responsibilities include the evaluation of, approval of, or recommendation to Quaker’s Board of Directors with respect to, the plans, policies and programs related to the compensation of the Company’s executive officers and, in their discretion, the engagement of an outside compensation consultant. The Committee works closely with members of management in fulfilling its duties. Management provides the necessary information and coordinates with the Committee’s outside consultants, when appropriate, to ensure that the Committee is sufficiently informed when taking action or recommending action on compensation matters. As discussed below, benchmarking data is used prior to making any such decisions. The Committee’s charter describes in full the Committee’s authority, responsibilities and specific powers and can be accessed on the Company’s website at http://www.quakerchem.com, under the heading Investors/Corporate Governance.

To the extent possible, the Committee strives to structure the compensation of our executives to ensure that the compensation paid to executive officers is deductible for Federal income tax purposes. The Committee may choose to provide compensation that is not deductible in order to retain or to secure the services of key executives when it determines that it is in Quaker’s best interests to do so. Section 162(m) of the Internal Revenue Code, as amended (the “Code”), imposes a $1,000,000 limit on the amount of compensation deductible by Quaker in regard to compensation paid to certain of our executive officers. The compensation paid pursuant to our cash-based annual plan and the cash portion of our long-term incentive plan are generally designed to qualify as “performance-based compensation” for purposes of Section 162(m). Base salaries and the time-based restricted stock portion of our long-term incentive plan do not qualify as “performance-based” compensation under the requirements of Section 162(m). For fiscal 2012, compensation for Mr. Barry exceeded the Section 162(m) limitation due primarily to the vesting of time-based restricted stock awarded under our long-term incentive plan.

Benchmarking Data

The Committee has the authority to engage independent advisors to assist it in carrying out its responsibilities. To assist Quaker in establishing a total direct compensation package comprising base salary, an annual cash incentive bonus and long-term incentives, the Committee engaged Connell & Partners, a division of Gallagher Benefit Services (“Connell”), a nationally recognized human resources consulting firm, as an independent consultant on compensation issues. For fiscal 2012, the Committee engaged Connell to conduct an executive compensation study and analysis and provide the Committee with benchmarking data and counsel on compensation issues. Connell conducts executive compensation studies and analyses and provided the Committee with benchmarking data and counsel on compensation trends and issues. Connell provided no other services to the Company other than advising the Committee on executive compensation matters and advising the Governance Committee on board compensation matters as discussed below. Management had no role in selecting the Committee’s compensation consultant. The Committee has addressed the independence of Connell pursuant to SEC rules and concluded that Connell’s work for the Committee and the Governance Committee does not raise any conflict of interest. Accordingly, the Committee’s retaining of Connell created no conflict of interest as between Connell and the Company and/or the Committee.

Due to our size and diverse businesses, we have not identified one specific peer group that is appropriate to use in defining market total direct compensation for our executive officers. Therefore, our primary benchmarks for 2012 total direct compensation for our executive officers were derived from compensation information provided by Connell that is a blend of Peer Group (as defined below) compensation data and broader group data comprising a composite of credible, published executive compensation surveys. The Peer Group data reflects the Peer Group developed by Connell and approved by the Committee in the fall of 2011 and includes data for 14 publicly traded firms in the chemicals industry, similar in size (as measured by revenue and market capitalization) to Quaker. For fiscal 2012, two firms were added to the original 12 firm Peer Group used in prior years to make such Peer Group stronger and more robust and to better align Quaker with the Peer Group median from revenue and market capitalization perspectives. The Peer Group companies are: Aceto Corporation, Buckeye Technologies Inc., Cabot Microelectronics Corporation, Calgon Carbon Corporation, Hawkins, Inc., Innophos Holdings, Inc., Innospec Inc., LSB Industries, Inc., OM Group, Inc., OMNOVA Solutions Inc., Rogers Corporation, Spartech Corporation, as well as the two new firms, American Vanguard Corporation and Landec Corporation (collectively, the “Peer Group”). Data for the international Managing Directors is from surveys for their respective geographies. Though the Committee closely analyzes the data provided by Connell, it exercised its discretion in the weight it assigned to this data.

Generally, we previously aimed to set total direct compensation assuming target level performance for incentives at the 50th percentile against the comparables and at maximum level at the 75th percentile of the comparative group. Based on information from Connell, we modified our approach in 2011 and on a prospective basis. We now generally aim to benchmark total direct compensation solely to the market 50th percentiles. We believe the philosophy of targeting total direct compensation solely to the market 50th percentiles reduces the possibility of excessive risk taking on the part of executives in order to achieve performance targets at the maximum levels. This approach is the starting point of the analysis as other factors are taken into consideration, including experience, breadth of responsibilities, tenure in the position, whether the position held is for succession planning purposes, overall individual performance and internal equity. We do not assign a particular weight to any of these factors but exercise discretion in this regard.

Based on the Committee’s assessment of their relative experience and performance, Mr. Featherstone’s targeted total direct compensation for 2012 was below the 25th percentile of the comparative data as provided by Connell. Messrs. Barry’s and Nieman’s targeted total direct compensation for 2012 was between the 25th and 50th percentiles of benchmark levels. Mr. Platzer’s and Ms. Loebl’s targeted total direct compensation for 2012 was at the 50thth percentile of benchmark levels and Mr. Benoliel’s targeted total direct compensation for 2012 was between the 50th and 75th percentiles of benchmark levels.

The actual total direct compensation for Mr. Featherstone was between the 25th and 50th percentiles of the comparative data provided by Connell. Mr. Nieman’s and Ms. Loebl’s actual total direct compensation was at the 50th percentile of benchmark levels. Ms. Loebl replaced Mr. Featherstone as Chief Financial Officer in June 2012. Messrs. Barry’s and Platzer’s total direct compensation was between the 50th and 75th percentiles of benchmark levels. Mr. Benoliel’s actual total direct compensation was slightly above the 75th percentile of benchmark levels reflecting his additional role as Corporate Secretary to the Board. The actual total direct compensation reflected the bonus payouts and long-term compensation paid as a result of the sales, cash flow and shareholder return results achieved by the Company as outlined herein.

Allocating Between Current and Long-Term Compensation

The Committee, in seeking to ensure the appropriate focus on performance and risk, developed guidelines in consultation with Connell for executive officers for allocating the desired total direct compensation package among base salary, an annual cash incentive bonus and long-term incentives. As a general philosophy, these guidelines provide that the higher the position within management the more total compensation is incentive-pay dependent and the more the incentive pay is long-term oriented. This is done to better align senior level compensation with the long-term success of the Company. These guidelines are reviewed regularly to ensure their marketplace competitiveness.

In the case of Mr. Barry, the guidelines range for base salary from 27% to 41% of total compensation, for annual cash incentive bonus from 20% to 22% of total compensation, and for long-term incentives from 39% to 51% of total compensation. The applicable guidelines for our other executive officers range for base salary from 50% to 68% of total compensation, for annual cash incentive bonus from 15% to 21% of total compensation, and for long-term compensation from 15% to 30% of total compensation.

Base Salary

Each year, the Committee reviews and discusses base salaries of our executive officers. The Committee’s final determination of salary increases depends on a number of factors, including market data reported by Connell, specific position responsibilities and scope, experience and tenure, current job performance, and Quaker’s overall financial results. In the case of some of our foreign-based executive officers, salary increases may be a result of legal mandates of a particular country or region which influence the final determinations of the Committee even when similar increases were not granted to officers of comparable positions residing in the United States. Based on its analysis of the factors, in 2012 the Committee recommended, and the Board approved, salary increases for the Named Executive Officers, except for Ms. Loebl given her appointment as CFO effective June 29, 2012. Mr. Barry’s salary increase is described below under the heading “Chief Executive Officer Compensation.” The other Named Executive Officers’ base salary increases and total base salary received for 2012 are described in the table below:

Named Executive Officer	Initial Base Salary Rate ($)	New Base Salary Rate ($)		Base Salary Received ($)

Mark A. Featherstone	262,447	267,696	(2)	132,755	(5)

Margaret M. Loebl	330,000	N/A	(3)	166,269	(6)

D. Jeffry Benoliel	305,767	317,998	(2)	315,450

Jan F. Nieman(1)	252,865	271,003	(4)	268,852

Wilbert Platzer(1)	283,981	302,902	(4)	300,728

(1)	Mr. Nieman’s compensation is paid in Chinese Renminbi and E.U. Euros and Mr. Platzer’s compensation is paid in E.U. Euros. All foreign currency amounts reflected in this table were converted to U.S. Dollars at the spot rate in effect on December 31, 2012.

(2)	Salary increases effective March 16, 2012.

(3)	Ms. Loebl did not receive a raise in 2012 since she was appointed as CFO effective June 29, 2012.

(4)	Salary increases effective March 1, 2012.

(5)	Mr. Featherstone’s base salary for the period through his resignation as CFO on June 27, 2012.

(6)	Reflects salary paid from appointment as CFO through December 31, 2012.

Annual Cash Incentive Bonus

The second component of the total direct compensation package is the annual cash incentive bonus, which is determined under the Global Annual Incentive Plan (“GAIP”). The GAIP is intended to provide associates of Quaker or a subsidiary of Quaker with an opportunity to receive incentive bonuses based on the achievement of pre-established goals. Bonuses under the GAIP may be paid in cash or in Quaker common stock, although we generally pay the GAIP bonus in cash, absent unusual circumstances.

The maximum bonus that an eligible associate may earn under the GAIP for a year is a percentage of the associate’s base salary. Those percentages for performance during 2012 (resulting in the GAIP payment in 2013) are shown in the chart below. The bonus earned is based on achievement of two types of objectives: corporate financial objectives and individual objectives. Corporate financial objectives are typically determined based on the budget for the coming year with the target bonus (48% of the maximum) set at or around budgeted consolidated net income. The actual bonus varies depending on the level of performance. The individual objectives are further divided into two types of goals: regional objectives for regional associates (Mr. Nieman and Mr. Platzer) and individual objectives for non-regional associates (Messrs. Barry, Featherstone, Benoliel and Ms. Loebl). Regional executive officers have the opportunity to earn up to a maximum of 15% (which represents 182% of target) of their base salary on achievement of their regional objectives as opposed to a maximum of 8.25% for individual objectives for non-regional associates (excluding the CEO and the CFO each of whom can earn a higher amount). The CEO can earn a maximum of 19.94% for individual objectives and the new CFO can earn a maximum of 9.625% for individual objectives. The Committee determined that the higher potential individual objective percentages for the CEO and CFO are warranted due to their heightened responsibility and experience and to market data. To achieve the maximum regional bonus, regional operating income must exceed budgeted levels and other regional financial and non-financial goals must be met. In addition, because the total amount of an individual’s GAIP bonus can never exceed his or her overall maximum bonus opportunity, if the sum of the actual corporate bonus earned and the regional bonus earned exceeds the overall maximum opportunity, the regional bonus earned is reduced by the amount necessary to reduce the sum of the two components to the individual’s overall maximum opportunity. The rationale for providing this opportunity to regional executive officers is to reward them with up-side potential in years where there is strong performance in the applicable region but overall corporate performance is lower due to weakness in other regions or other factors negatively impacting the corporate component of the bonus. The specific corporate financial goals and individual goals, respectively, for performance during 2012 are discussed below under the headings “Corporate Financial Goals” and “Individual Goals.”

The following chart shows, as a percentage of base salary, the maximum potential bonus and the bonus amounts payable on target achievement and maximum achievement, allocated between corporate and individual objectives for 2012. The table also shows the percentage of base salary actually paid as a result of achievement during 2012.

Named Executive Officer	Maximum GAIP Bonus Opportunity (as a % of base salary)(1)		Corporate Financial Objectives (as a % of base salary)			Individual Objectives (as a % of base salary)				Total GAIP Bonus Earned and Paid ($)
			Target	Maximum	Achieved(2)	Target	Maximum(1)	Achieved(3)

Michael F. Barry	145	(4)	59.81	125.06	59.81	19.94	N/A	19.94		498,438

Mark A. Featherstone	60		24.75	51.75	N/A	8.25	N/A	N/A		N/A

Margaret M. Loebl	70	(4)	28.875	60.4	28.875	9.625	N/A	9.625		127,050

D. Jeffry Benoliel	60		24.75	51.75	24.75	8.25	N/A	8.25		104,939

Jan F. Nieman	60		24.75	51.75	24.75	8.25	15	11.715	(5)	98,821

Wilbert Platzer	60		24.75	51.75	24.75	8.25	15	3.713	(5)	86,213

(1)	The maximum bonus payable on account of achieving corporate financial objectives and individual objectives will not exceed the overall maximum GAIP bonus opportunity. If the sum of an individual’s actual corporate bonus earned and individual or regional bonus earned exceeds his or her maximum GAIP bonus opportunity, the individual or regional bonus earned is reduced by the amount necessary to reduce the sum of the two components to the individual’s maximum GAIP bonus opportunity.

(2)	The Company’s adjusted net income for this computation was $45.9 million. Accordingly, all participants earned an award at the target level for the corporate component of the GAIP bonus, receiving an award equal to 48% of the maximum amount for the corporate component of such bonus. See “Corporate Financial Goals” below for further details.

(3)	The Company determined that Messrs. Barry and Benoliel and Ms. Loebl each achieved 100% of their individual (personal) goals and, therefore, 100% of the target portion of the GAIP bonus attributable to individual goals. (For non-regional associates, no more than target may be achieved for individual goals.) Mr. Featherstone did not receive a GAIP bonus in 2012 due to his resignation on June 27, 2012.

(4)	In 2012, Mr. Barry’s maximum annual incentive award opportunity was 145% of his base salary. The applicable maximum annual award percentage for the new CFO was 70% of her base salary and for our other executive officers was 60% of base salary per their employment agreements. The Committee determined that the CEO and new CFO should be provided with a higher GAIP maximum bonus opportunity based on benchmarking of market data to similar CEO and CFO positions.

(5)	The performance of Mr. Nieman for his individual regional goals was at a level equal to 142% of the 182% maximum regional opportunity he could have earned as explained in detail below. The performance of Mr. Platzer for his individual regional goals was at a level equal to 45% of the 182% maximum regional opportunity he could have earned as explained in detail below.

Corporate Financial Goals

The corporate financial goals for 2012 GAIP bonuses were based on the Company’s consolidated net income and were set at $41.7 million of net income at threshold (the level at which the bonus pool began to accumulate), $45.9 million of net income at target, and $50.5 million of net income at maximum. The Committee selected these net income levels, which were approved by the Board, because of their correlation to the 2012 budgeted adjusted net income of $45.9 million, the level of improvement over 2011 adjusted net income of $40.9 million, and the difficulty of achieving these targets in a challenging business and global economic environment. The $40.9 million adjusted net income amount represents the Company’s 2011 reported net income of $43.6 million less the non-cash gain related to its acquisition of the remaining portion of its Mexican affiliate.

When the Committee set the 2012 GAIP targets, it also approved certain significant non-budgeted business circumstances for which adjustment could be made by the Committee to the reported net income for purposes of calculating the award. They included site consolidation expenditures for consolidating U.S. manufacturing locations beyond budgeted amounts, customer bankruptcies or plant shutdowns; change in accounting principles, unusual factors driving an increased tax rate; non-recurring adjustments to income such as asset write-downs or write-offs, restructuring and related charges and first-year acquisition costs/losses or gains; adverse legal judgments, settlements, litigation expenses, and legal (including VAT assessments) and environmental reserves; expenditures for discretionary Board initiated or approved corporate actions, plans or major initiatives, including individual personnel actions; and changes in exchange rates. To be “significant” an individual effect must have a pre-tax impact of at least $200,000, or the pre-tax equivalent for tax adjustments. No adjustment to earnings is applied unless the aggregate total of all effects is at least $1 million on a pre-tax basis.

In 2012, reported net income was $47.4 million, exceeding the GAIP target goal of $45.9 million. Under such net income level, a corporate award between the target and maximum amounts would be earned. However, the Committee considered one non-budgeted item and adjusted the actual payout percentage. The Committee used its discretion to adjust the net income amount downward to exclude the equity income from a captive insurance company. Accordingly, taking into account the adjustment made by the Committee, all participants earned an award at the target level equal to 48% of the maximum potential for the corporate component of the GAIP bonus.

Individual Goals

When setting the individual goals under the GAIP, the Committee receives specific input from the CEO and reviews the approved operating plan for the upcoming fiscal year. The CEO also recommends the goals for the other Named Executive Officers and works with the Committee to determine his own individual goals. The Committee works closely with the CEO to review and analyze the selected performance metrics and the probabilities and risks of achieving these metrics. Ultimately, the Committee approves the individual goals for the CEO and the other Named Executive Officers. For 2012, the Committee determined that these goals were difficult for the Named Executive Officers to achieve but achievable with significant effort by them.

In 2012, Mr. Barry’s individual goals included, among others things, achieving the 2012 financial plan (with focus areas including net sales and EBITDA); executing the Company’s strategic plan for each respective business segment; increasing organizational strength; making successful acquisitions, if appropriate; completing major Company programs (including the Company’s global branding project); and providing appropriate governance and risk management for the Company. Because the Committee determined that Mr. Barry had met his established individual goals, he was awarded 100% of his personal objectives portion of the GAIP bonus. The majority of Mr. Barry’s goals were qualitative in nature and thus no quantitative measures were used in the evaluation of his performance of these goals. However, one of Mr. Barry’s goals did have two quantitative components. The 2012 financial plan included focus areas of net sales and EBITDA (which is defined as earnings before interest, taxes, depreciation and amortization). Despite a challenging global economic environment, both the net sales and EBITDA results were records for the Company, surpassing the net sales and EBITDA results from 2011. Net sales increased by 4% year over year and EBITDA was up 11% for the same period.

The individual goals of the other executive officers were a mix of limited quantitative performance objectives (for the regional associates) and managerial goals, such as achieving regional operating budgets; achieving working capital and capital expenditure targets; maintaining all key customer business; improving internal Company processes and procedures; improving safety awareness and performance; advancing the Company’s investor relations program; improving our business strategy and product development process across the organization; ensuring timely and accurate SEC reporting and high quality internal reporting and achieving SOX compliance. The corporate Named Executive Officers (Mr. Benoliel and Ms. Loebl) achieved 100% of their maximum opportunity on their individual components of the annual bonus as they achieved 100% of their individual goals as outlined below. Mr. Featherstone did not receive an annual bonus due to his resignation on June 27, 2012. Mr. Nieman, one of the two regional Named Executive Officers, achieved over 100% of his 182% maximum opportunity on his regional component of the annual bonus as he achieved many, but not all, of his regional goals. Mr. Nieman’s region was above the target goal for regional profitability (which goal was weighted higher than the other goals in determining the percentage regional opportunity obtained), and he also met some, but not all, of his other regional goals to earn 142% of his 182% regional bonus opportunity. Mr. Platzer, the other regional Named Executive Officer, achieved less than 100% of his 182% maximum opportunity on his regional component of the annual bonus as he achieved many, but not all, of his regional goals. Mr. Platzer’s region was below the target goal on profitability (which goal was weighted higher than the other goals in determining the percentage regional opportunity obtained), but he met various other regional goals to earn 45% of his 182% regional bonus opportunity.

For 2012, the Named Executive Officers (other than Mr. Barry) had the following individual or regional goals:

•

Mr. Featherstone had one quantitative and nine qualitative individual goals: (i) achieving budgeted net income and net cash flow (particularly net working capital as a percentage of sales); (ii) maintaining or increasing financial flexibility and ensuring continued access to capital markets at a reasonable cost to the Company; (iii) supporting special projects, including acquisition opportunities; (iv) ensuring timely and accurate SEC reporting, compliance with SOX (with no material weaknesses or significant deficiencies) and high quality internal reporting and performance monitoring tools; (v) improving the South America overall internal control environment; (vi) improving the accuracy and effectiveness of tax accounting and planning and preparing for tax changes in the U.S. and globally; (vii) successfully implementing an in-house computing and data center, planning and implementing additional ERP system rollouts, and transitioning a new chief information officer; (viii) providing advice and counsel to the CEO and guidance and support to each geographic region and each managing director; (ix) promoting certain staff development activities and training; and (x) continuing to enhance the Company investor relations program.

•

Ms. Loebl had five qualitative individual goals: (i) ensuring no material weaknesses as part of the Company’s internal controls testing; (ii) determining the appropriate information technology needs for leadership and future enterprise risk planning implementations; (iii) increasing organizational effectiveness; (iv) developing certain tax planning initiatives; and (v) evaluating the effectiveness of the Company treasury and cash management activities.

•	Mr. Benoliel had five qualitative individual goals that focused on business strategy, product development and technology processes across the organization and for certain specific business segments, including metalworking, fluid power, mining and the can business. Additional goals included successfully launching the new Company brand and all collateral marketing materials, including the website, as well as managing certain Board matters as Corporate Secretary.

•

Mr. Nieman had five regional goals: (i) achieving the profit before tax budget; (ii) achieving the budgeted margin percentages; (iii) achieving the working capital and capital expenditure budgets for the region he supervises; (iv) improving safety loss results and safety awareness; and (v) achieving SOX compliance. Mr. Nieman achieved 142% of his 182% regional bonus opportunity as his region was above the target goal for regional profitability (which goal was weighted higher than the other goals in determining the percentage regional opportunity obtained), and he also met some, but not all, of his other regional goals.

•

Mr. Platzer had five regional goals: (i) achieving the profit before tax budget; (ii) achieving the budgeted margin percentages; (iii) achieving the working capital and capital expenditure budgets for the regions he supervises; (iv) improving safety loss results and safety awareness; and (v) achieving SOX compliance. Mr. Platzer achieved 45% of his 182% opportunity as his region was below the target goal on profitability (which goal was weighted higher than the other goals in determining the percentage regional opportunity obtained), but he met various other regional goals.

Long-Term Incentives

Under the Company’s Long-Term Performance Incentive Plan (“LTIP”), stock options, restricted stock, long-term cash payments and other types of awards can be made to participants. This plan is intended to assist us in attracting, retaining and motivating employees, non-employee directors and consultants through the use of compensation that rewards long-term performance. The use of stock-based compensation in our long-term incentive plan balances the cash-based annual incentive bonus and cash portion of our long-term performance plan. The Committee believes that stock ownership by management and equity-based performance compensation arrangements are useful tools to align the interests of management with those of Quaker’s shareholders. Under the LTIP, a three-year performance period is used. Generally, employees selected as award recipients hold key positions impacting the long-term success of Quaker and its subsidiaries. These awards are based on overlapping three-year performance periods, so a new program starts each year and a payment is made each year, if earned.

Under the Company’s LTIP, in 2010 Mr. Barry and the other Named Executive Officers were awarded options, time-based restricted stock, and a target cash award for the 2010-2012 performance period. Payment of the cash award was dependent upon achieving a pre-determined targeted performance over the three-year period based on the Company’s relative total shareholder return (“TSR”) as compared to the TSR of the S&P SmallCap 600 (Materials Group). The threshold for the TSR target was relative performance at the 30th percentile of the comparison group, target was at the 50th percentile, and maximum was at the 85th percentile. For this period, Quaker’s TSR equated to a ranking in the 96th percentile of the comparison group warranting a payout of 100% of maximum. For these purposes, TSR is calculated by using the one-month average stock price at the end of the performance period, divided by the one-month average stock price at the beginning of the performance period, plus any dividends paid over that period.

The Committee reviewed current trends in long-term compensation practices with Connell. The most recent review confirmed that Quaker’s practices were generally consistent with those of other public companies and are as follows:

•

Provide for three types of awards (cash, restricted stock and options) to senior executives including each of the Named Executive Officers but limit awards for lower level executives to cash and restricted stock.

•

The cash portion of the Company’s LTIP will be performance-based. The performance criteria for the cash payment is a single metric, relative total shareholder return over the applicable period as compared to the S&P SmallCap 600 (Materials Group). By tying the cash award to shareholder value, it allows a market metric to be used as a performance measure without accounting complications.

•

Restricted stock will be time-based and would vest at the end of three years assuming continued employment of the grantee. These restricted shares would be eligible for dividends payable at the time dividends are paid generally.

•	Options will vest in three equal installments over a three-year performance period commencing with the anniversary of the date of grant.

The relative value of each of the three categories of awards is roughly equal at the time of grant assuming target performance for the cash portion. The starting point for determining the Named Executive Officers’ LTIP award is to first determine the percentage of base pay for each position at the 50th percentile of market comparables. Similar to the other components of total direct compensation, other factors in determining the actual percentage of base salary are taken into consideration such as experience, breadth of responsibilities, tenure in the position, whether the position held is for succession planning purposes, overall individual performance and internal equity. Based on recommendations from the Committee’s outside compensation consultants as to typical plan design, the Committee decided to divide the total LTIP award into three components, allocated equally (based on fair value) to stock options, restricted stock and a target cash award.

In the first quarter of 2012, the Committee selected participants for the 2012-2014 performance period, including all of the Named Executive Officers, except for Ms. Loebl, who was appointed to her position as CFO on June 29, 2012. The specific amount of each award was determined based on market data provided by Connell, as well as the relative position and role of each executive officer within the Quaker organizational structure, influence on long-term results, past practice, performance factors independent of the terms and amounts of awards previously granted, and policy targets for the mix of compensation between base salary, annual and long-term incentives. The Committee determined that the use of the percentage of base salary has at times caused internal inequity issues. To mitigate this dynamic, the Committee decided to use market data related to a percentage of base salary with application of an absolute value in making awards determination for similarly valued positions of Vice President, Chief Financial Officer and Treasurer; Vice President and Managing Director—EMEA; Vice President and Managing Director—Asia/Pacific; and Vice President—Global Metalworking and Fluid Power and Corporate Secretary. The Committee agreed with the proposed recommendations for total LTIP valuation of each executive. The target award for Mr. Barry was 128% of base salary while for the other Named Executive Officers the range was 42% to 50% of base salary. The comparative data indicated that the CEO’s LTIP target awards percentage should be higher than the other Named Executive Officers because his leadership role in the global organization and level of responsibility and experience warrants the greater percentage opportunity.

For the 2012-2014 performance period, Mr. Barry received a long-term incentive grant of a target cash award opportunity of $266,667, 6,994 shares of restricted stock and 16,055 options. The other Named Executive Officers, with the exception of Ms. Loebl, each received a target cash award opportunity of $44,633, 1,171 shares of restricted stock and 2,687 options. Ms. Loebl’s award for the 2012-2014 performance period included a target cash award opportunity of $44,633, 966 shares of restricted stock and 2,192 options.

The exercise price of options awarded under the LTIP is not less than 100% of the “fair market value” of a share of Quaker common stock on the date the option was granted, which is defined as the last sale price for a share of common stock as quoted on the NYSE for that date or, if not reported on the NYSE for that date, as quoted on the principal exchange on which the common stock is listed or traded, and if no such sales are made on that date, then on the next preceding date on which there are such sales.

Comparative Stock Price Performance Graph

The following graph compares the cumulative total return (assuming reinvestment of dividends) from December 31, 2007 to December 31, 2012 for (i) Quaker’s common stock, (ii) the S&P SmallCap 600 Index (the “SmallCap Index”), (iii) the S&P 600 Specialty Chemicals Index (the “Specialty Chemicals Index”), and (iv) the S&P 600 Materials Group Index (the “Materials Group Index”). We are replacing the Specialty Chemicals Index with the Materials Group Index in subsequent years because the Materials Group Index is used as a market metric to determine the cash portion of the payouts earned under the Company’s Long-Term Performance Incentive Plan. The graph assumes the investment of $100 on December 31, 2007 in each of Quaker’s common stock, the stocks comprising the SmallCap Index, the stocks comprising the Specialty Chemicals Index, and the stocks comprising the Materials Group Index.

	12/31/2007	12/31/2008	12/31/2009	12/31/2010	12/31/2011	12/31/2012
Quaker Chemical Corporation	$100	$77.75	$103.92	$216.94	$207.40	$293.34
SmallCap Index	100	68.93	86.55	109.32	110.43	128.46
Specialty Chemicals Index	100	62.81	98.39	121.63	113.69	146.36
Materials Group Index	100	52.15	77.28	91.40	83.85	105.06

Chief Executive Officer Compensation

The Committee generally uses the same factors in determining the compensation of the CEO as it does for the other executive officers. The Committee considers CEO compensation in the Peer Group and the benchmarking data provided by Connell as a starting point for determining competitive compensation. The Committee then, in consultation with the CEO, develops Company performance objectives for the CEO and periodically assesses the performance of the CEO. The Committee also evaluates how much the CEO should be compensated in relation to the other Company executives, but the Committee has not adopted any formula limiting the level of CEO compensation as compared to other executives. Based on Mr. Barry’s level of responsibility, experience, market data and the Company’s performance, the Committee determined that Mr. Barry’s pay was in an appropriate range in absolute terms and as compared to the other executive officers. Mr. Barry’s base salary at the start of 2012 was $550,000 and, based on Mr. Barry’s level of responsibility, experience, market data and the Company’s performance he received a raise effective March 16, 2012 to $625,000. Accordingly, the total base salary Mr. Barry received for 2012 was $609,375. Additionally, in recognition of the record Company results in 2012, the consistently large increase in shareholder value created over the past few years including the record 41% shareholder return in 2012, he received a raise effective on March 16, 2013 to $675,000. For more information on the terms of Mr. Barry’s employment and compensation, please refer to the section below titled “Mr. Barry’s Employment Agreement.”

For 2012, the Committee also increased Mr. Barry’s incentive pay. Mr. Barry’s total bonus potential under the GAIP was increased to 80% of his base salary at target and 145% of his base salary at maximum if all goals are met. For 2013, Mr. Barry’s total bonus potential under the GAIP remains at 80% of his base salary at target and 145% of his base salary at maximum if all goals are met. For the 2012-2014 performance period, Mr. Barry received a long-term incentive grant of a target award opportunity of $800,000 which equates to 128% of his base salary. For the 2013-2015 performance period, Mr. Barry received a long-term incentive grant of a target award opportunity of $855,000 which equates to 127% of his new base salary of $675,000. The Committee determined that these increases in Mr. Barry’s incentive compensation were warranted due not only to his heightened responsibility and experience, but also due to market data, the Company’s continued strong financial and overall performance, and the consistently large increase in shareholder value over the past few years.

Stock Ownership Policy

To align the interests of executive officers with the interests of our shareholders, each of the Named Executive Officers must maintain a minimum ownership in Quaker stock. For the CEO, the minimum is five times his base salary and for our other Named Executive Officers the minimum is one and one-half times the executive’s base salary. The ownership levels must be attained by the end of five years after the later of the appointment of the person as an executive officer (including the Named Executive Officers) or the date the policy was modified. All of the Named Executive Officers were in compliance with the new ownership policy when last tested in May 2012.

Retirement Benefits

U.S. Qualified Defined Benefit Plan

Before 2006, nearly all of Quaker’s U.S. employees were covered by a non-contributory qualified defined benefit retirement plan. The plan when originally adopted had a traditional final pay formula for calculating a participant’s benefit which had been modified over the years. In 2001, a new formula was adopted. It is an accrual-based formula providing for annual credits of 3% to 7% of an employee’s salary depending on age and service, with interest on the balance accruing based on the average rate of interest on 30-year treasury bonds (or 3.79%, if more). Participants who have reached the age of 60 and have at least 10 years of service are eligible for early retirement. The pension benefit is now calculated based on the benefit accrued under the old formula as of December 31, 2000, and then under the new formula commencing January 1, 2001. Effective December 31, 2005, the pension plan benefits were frozen for all non-union participants, including all U.S. based executive officers, resulting in no further increase in pension benefits for compensation or service after such date.

Foreign Plans

Mr. Nieman’s and Mr. Platzer’s retirement benefits are provided under a defined benefit pension plan maintained by the Company’s Netherlands operating subsidiary. The salary ceiling for the calculation of Mr. Nieman’s and Mr. Platzer’s retirement benefits remains at E.U. Euros 250,000. Since 2004, the Netherlands plan has a career average pay formula that provides for a target retirement benefit of 80% of career average salary assuming employment of 40 years. In 2004, the formula was modified freezing salary levels at then current levels for pension purposes, with annual increases according to the wage index. To the extent the increase in inflation exceeds 3%, half of the excess will be added to the assumed rate of annual increases with a maximum of 4%. Prior to 2004, the plan was a final salary plan and provided 70% of final salary assuming employment of 40 years. For pension purposes, pensionable salary is defined as 14.02 times monthly salary. Pension liabilities under this plan are funded through an insurance policy.

Nonqualified Supplemental Retirement Income Program

We also provide supplemental retirement income to certain of our U.S. based executive officers. Executive officers are designated by the Committee to participate in the Supplemental Retirement Income Program (“SRIP”).

At this time, Mr. Barry and Mr. Benoliel are the only active executive officers participating in the SRIP. It provides an annual benefit of 50% of the participant’s pre-tax “average annual compensation,” reduced by three offsets and further reduced if the participant completes fewer than 30 years of service. This benefit is generally payable over the participant’s lifetime, starting within seven months after the participant’s retirement (on account of disability or after attaining age 62), or starting after the participant’s 65th birthday (if the participant’s employment terminates after five years of participation but before retirement). Other benefit forms are 36 monthly installments (if payments start after the participant attains age 65) or monthly payments over the lifetime of the participant with a lump sum payable to his surviving beneficiary. However, benefits are payable in a lump sum if the present value of the participant’s benefit does not exceed a Code limit ($17,000 for distributions in 2012) or if the participant dies or a change in control occurs.

Average annual compensation is defined for this program as the average of the participant’s annual base compensation and annual bonuses paid in the three calendar years (of the last ten) in which such amounts were the highest. The offsets are the participant’s annual Social Security benefit (based on certain assumptions), the annual benefit payable to the participant over his lifetime under the qualified defined benefit retirement plan discussed above, and the aggregate amount of the qualified non-elective contributions made on the participant’s behalf under the Quaker Chemical Corporation Retirement Savings Plan (plus assumed earnings) expressed as an annual benefit payable over the participant’s lifetime. The service reduction is equal to 3.333% for each year (or partial year) of service fewer than 30 completed by the participant.

For the two remaining active participants in SRIP, their accrued benefit is the greatest of:

1.	if employed by the Company at age 55, the benefit payable under the formula set forth in the SRIP as in effect prior to January 1, 2005, based on the participant’s salary plus bonus and years of employment when he attains age 55; or

2.	the sum of the benefit the participant would have accrued as of December 31, 2006, under the formula set forth in the SRIP as in effect prior to January 1, 2005, based on the participant’s salary plus bonus and years of employment at December 31, 2006, plus the benefit the participant accrues under the new formula, described above, but disregarding service completed before 2007; or

3.	the amount determined under the new formula described above.

The year-over-year increases in the present value of the retirement benefits realized in 2012, as reflected in the Summary Compensation Table on page 40 of this proxy statement, for Mr. Barry and Mr. Benoliel, were primarily due to a decrease in the discount rate applied in calculating the present value benefit and an increase in SRIP compensation.

Mr. Barry is entitled to receive additional service and age credit (18 months, in the case of termination other than on account of death, “disability” or by us for “cause” or a “covered termination,” as the latter term is defined in his Change in Control Agreement and 24 months in the event of a “covered termination,” as such term is defined in his Change in Control Agreement) for all purposes under the SRIP, including for purposes of determining Mr. Barry’s eligibility for the “age 55” formula described in 1, above.

Severance and Change in Control Benefits

The Committee believes that appropriate severance and change in control benefits are an important part of the total compensation benefits package because they enhance our ability to compete for talent and foster stability in our management. Quaker has entered into employment agreements with each of our Named Executive

Officers, pursuant to which severance benefits are payable to each of them respectively, and has also entered into change in control agreements with each of them, including each of the Named Executive Officers, pursuant to which the executive officers will receive certain benefits if they are terminated within a specified period following (or with respect to Messrs. Nieman and Platzer, a specified period before) a change in control of Quaker. In determining amounts payable, the Committee seeks to provide severance benefits sufficient to allow our executives time to find a comparable position elsewhere and change in control benefits sufficient to induce our executives to support a change in control transaction fully and remain with us despite any risk of termination after the transaction.

Mr. Barry’s Employment Agreement

Mr. Barry is employed pursuant to an employment agreement that automatically renews for one-year terms unless either Quaker or Mr. Barry gives 90 days prior notice of non-renewal. In accordance with the terms of the employment agreement, the Committee reviews and adjusts Mr. Barry’s annual base salary each year. The total base salary Mr. Barry received for 2012 was $609,375. Mr. Barry is eligible to participate in our GAIP and LTIP, as well as certain other benefit programs as discussed earlier in this proxy statement.

Mr. Barry’s employment agreement provides that upon the termination of his employment for any reason, except for death or “disability,” or by us for “cause,” or a “covered termination,” as this latter term is defined in his Change in Control Agreement, Quaker will pay him 18 monthly severance payments that, in the aggregate, are equal to 150% of his base salary at the time of termination plus bonus equal to the average annual bonus earned under Quaker’s annual incentive compensation in the applicable three-year period, excluding from the average any year in which no amounts were paid. In general, this three-year period would be expected to be the year of termination and the two preceding years (if Mr. Barry received a bonus in the year of his termination), or otherwise, the three calendar years prior to his termination of employment.

In addition to the payments described above, Mr. Barry is entitled to 18 months of medical and dental coverage at a level equal to the coverage provided before his date of termination of employment and the severance allowance will be taken into account in determining his retirement benefit under the SRIP. In addition, an additional 18 months of service and age will be credited in determining this retirement benefit. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” on page 46 of this proxy statement.

“Cause” is defined under Mr. Barry’s employment agreement as either willful and material breach of the terms of his employment agreement (after having received notice thereof and a reasonable opportunity to cure or correct) or dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of Mr. Barry’s duties to Quaker that is materially injurious to the Company, or a conviction of or guilty plea to a felony. A “covered termination” is termination of Mr. Barry’s employment within two years following a change in control by the Company without cause or by Mr. Barry for “good reason” (as defined in the change of control agreement between the Company and Mr. Barry).

In the case of termination of employment because of disability, Mr. Barry will be entitled to 50% of applicable pay during the period that benefits are payable under our long-term disability plan. In the case of termination of employment because of death, Mr. Barry’s beneficiary would receive in a lump sum the higher of two times his annual base salary for the year in which his death occurred or the death benefit (as a multiple of base salary) to which any other executive officer would be entitled. The Company currently has a program in which all Named Executive Officers participate entitling each to a death benefit equal to 100% of base salary in the year of death and 50% of base salary in each of the four years thereafter. Mr. Barry would be entitled to this death benefit as it provides a greater benefit than that provided under his employment agreement. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” on page 46 of this proxy statement.

In the case of a termination (other than for death, disability, by us for “cause,” or by Mr. Barry other than for “good reason”) within two years following a change in control, Mr. Barry would be entitled to payment equal to two times the sum of his highest annualized base salary during his employment plus an amount equal to the greater of (i) the average of the annual amounts paid to him under all bonus and annual incentive plans during the applicable three calendar year period described in Mr. Barry’s change in control agreement, excluding from the average any year in which no amounts were paid, or (ii) the target bonus which would have otherwise been payable to Mr. Barry for the calendar year in which the change in control transaction occurred. In general, this three-year period would be expected to be the year of termination and the prior two years (if Mr. Barry received a bonus in the year of his termination) or, otherwise, the three calendar years prior to his termination of employment. In addition, Mr. Barry would be entitled to receive (i) his earned but unpaid base salary through the date of termination at the current rate, or if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to him in respect of the calendar year ending prior to termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs which would have been payable had the target level of performance been achieved for the calendar year; and (iv) the pro rata portion of any and all awards under the LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level of performance been achieved for the performance period. In addition, Mr. Barry’s severance allowance will be taken into account in determining his retirement benefit under the SRIP and an additional 24 months of service and age will be credited in determining this retirement benefit. Mr. Barry is also entitled to one-year outplacement services and participation in our medical, dental and life insurance programs as if still employed for a period of two years. The Committee believes that providing benefits for Mr. Barry’s termination within two years following a change in control is fair because he has the broadest responsibility and accountability in ensuring the success of our business and would be crucial to retain in any change in control. This is consistent with our philosophy of tying compensation to level of responsibility and influence over the Company’s results and performance. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” on page 46 of this proxy statement.

Mr. Barry’s employment agreement contains a confidentiality and an 18-month non-competition provision, in the event of termination for any reason. In addition, Mr. Barry’s change in control agreement contains a confidentiality and a 24-month non-competition provision, in the event of termination for any reason. If a court were to determine that he breached these provisions, the Company’s obligations to make payments under the agreements would terminate.

Other Named Executive Officers

Messrs. Benoliel, Nieman, Platzer and Ms. Loebl are each entitled to severance under their respective employment agreements if the Company terminates their employment (other than in the case of termination for “cause” (for those agreements where “cause” is defined), disability, death or retirement) equal to 12 months base salary at their then current rate of salary. In addition, Mr. Nieman and Mr. Platzer are entitled to severance prescribed by law in foreign jurisdictions which, if greater, would be in lieu of any severance due under any agreements with Quaker. “Cause” is defined in Mr. Platzer’s employment agreement as: (i) willful and continued failure (following written notice) of the executive to perform his duties under the employment agreement; or (ii) the willful engaging by the executive in a continued course of misconduct which is materially injurious to Quaker, monetarily or otherwise. In the case of Mr. Benoliel and Ms. Loebl, “cause” is defined as: (i) willful and material breach of their memorandum of employment; (ii) dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of duties which is materially injurious to Quaker; or (iii) conviction of or plea of guilty to a felony. Messrs. Benoliel, Nieman, Platzer and Ms. Loebl are also entitled to reasonable outplacement assistance under their respective employment agreements. Messrs. Benoliel’s and Platzer’s and Ms. Loebl’s severance payments are contingent upon signing a form of release satisfactory to Quaker. None of the Named Executive Officers are entitled to severance under their employment agreements if they terminate their employment voluntarily, even if for good reason. Under their respective employment agreements, Mr. Benoliel and Ms. Loebl would receive any severance payments in semi-monthly installments and Mr. Platzer would receive any severance payments in a lump sum. Mr. Nieman would receive severance payments in accordance with Quaker’s then-current procedures.

Quaker has entered into change in control agreements with each of its Named Executive Officers. Under these agreements (Mr. Barry’s is described above), the officers other than Mr. Barry are entitled, if terminated (other than for disability, death, by us for “cause,” or by the executive officer other than for “good reason”) within two years following (or within six months before, with respect to Messrs. Nieman and Platzer) a change in control, to severance in an amount equal to 1.5 times the sum of highest annualized base salary plus an amount equal to the average of the total annual amounts paid to the executive under all applicable annual incentive compensation plans during the applicable three calendar-year period described in the change in control agreements, excluding from the average any year in which no amounts were paid. In general, this three-year period would be expected to be the year of termination and the prior two years (for Mr. Benoliel and Ms. Loebl, if the executive received a bonus in the year of the executive’s termination of employment) or, otherwise, the three calendar years prior to his or her termination of employment. See the discussion under the caption “Potential Payments Upon Termination or Change in Control” on page 46 of this proxy statement. In addition, these executive officers are entitled to receive (i) earned but unpaid base salary through the termination at the rate in effect on the date of termination or, if higher, at the rate in effect at any time during the 90-day period preceding the change in control; (ii) any unpaid bonus or annual incentive payable to the executive in respect of the calendar year ending prior to the termination; (iii) the pro rata portion of any and all unpaid bonuses and annual incentive awards for the calendar year in which the termination occurs based on target performance for Messrs. Benoliel, Nieman and Platzer and for Ms. Loebl; and (iv) the pro rata portion of any and all awards under the Company’s LTIP for the performance period(s) in which the termination occurs, which would have been payable had the target level performance been achieved for the performance period.

In addition to the amounts described above, our other Named Executive Officers are also entitled to one-year outplacement services and participation in our medical, dental and life insurance programs as if still employed for a period of 18 months. Mr. Nieman and Mr. Platzer are also entitled to receive additional payments as prescribed by the law in the foreign jurisdiction in which they are located. These benefits will be paid or provided only if the executive officer signs a general release of claims unless prohibited by local law. In addition, the benefits and payments will be discontinued if the executive officer violates the confidentiality provisions of his or her, respective change in control agreement (at any time) or the non-compete provisions of the change in control agreement (during employment or the one-year period thereafter).

In the change in control agreements “cause” is defined as: (i) the willful and material breach of the employment agreement between the executive and Quaker (after having received notice and the reasonable opportunity to correct); (ii) dishonesty, fraud, willful malfeasance, gross negligence or other gross misconduct, in each case relating to the performance of the executive’s employment with Quaker which is materially injurious to Quaker; or (iii) conviction of or plea of guilty to a felony. “Good reason” includes, other than by reason of executive’s death or disability: (i) any reduction in the executive’s base salary from that provided immediately before the “covered termination” or, if higher, immediately before a change in control; (ii) any reduction in the executive’s bonus opportunity (including cash or noncash incentives) or increase in the goals or standards required to accrue that opportunity, as compared to the opportunity and goals or standards in effect immediately before the change in control; (iii) a material adverse change in the nature or scope of the executive’s authorities, powers, functions or duties from those in effect immediately before the change in control; (iv) a reduction in the executive’s benefits from those provided immediately before the change in control, disregarding any reduction under a plan or program covering employees generally that applies to all employees covered by the plan or program; or (v) the executive being required to accept a primary employment location which is more than 25 miles from the location at which he was primarily employed during the 90-day period prior to a change in control.

Mr. Featherstone’s Severance

Mr. Featherstone tendered his resignation as Chief Financial Officer of Quaker, effective June 27, 2012. In connection with his resignation, he will receive severance payments consistent with the terms of his employment agreement equal to 12 months of his base salary at the then-current rate of his salary. For more details, please refer to “Potential Payments Upon Termination or Change in Control” below.

Other Benefits on Termination

In addition to the payments and benefits discussed above, the executive officers are entitled to the payments and benefits that are available to all employees on termination of employment, including vested benefits under the Company’s qualified defined benefit retirement plan and 401(k) plan, short-term and long-term disability benefits (in the event of disability), and life insurance benefits (in the case of death).

Perquisites and Other Benefits

As a general matter, the Company does not provide perquisites to its executive officers, other than an allowance for financial planning services. In Asia and Europe, consistent with regional compensation practices, cars are provided to mid and upper level managers, including Mr. Nieman and Mr. Platzer. Additionally, Mr. Nieman receives certain expatriate, relocation and transition benefits while he works for the Company in China. Upon her hiring, Ms. Loebl received reimbursement for certain relocation expenses. For more details on these perquisites, please refer to footnote 4 to the Summary Compensation Table.

Compensation Committee Report

The Compensation/Management Development Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and in Quaker’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Compensation/Management Development Committee

Robert H. Rock, Chairman

Patricia C. Barron

Donald R. Caldwell

Edwin J. Delattre

Jeffry D. Frisby

Summary Compensation Table

The table below summarizes the total compensation awarded to, paid to, or earned by each of our executive officers who are named in the table. In this proxy statement, we sometimes refer to this group of individuals as our “Named Executive Officers.”

Name and Principal Position (a)	Year (b)	Salary ($)(c)		Bonus ($)(d)	Stock Awards(1) ($)(e)	Option Awards(1) ($)(f)	Non-Equity Incentive Plan Compensation(2) ($)(g)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(3) ($)(h)	All Other Compensation(4) ($)(i)	Total ($)(j)
Michael F. Barry Chairman of the Board, Chief Executive Officer and President	2012 2011 2010	609,375 539,583 489,583		0 0 0	266,681 247,651 165,465	266,598 247,662 311,916	843,438 966,135 701,853	1,461,000 828,000 709,000	49,288 67,863 73,733	3,496,380 2,896,894 2,451,550
Mark A. Featherstone Former Vice President, Chief Financial Officer and Treasurer (until June 27, 2012)	2012 2011 2010	132,755 261,375 255,488		0 0 0	44,650 41,817 38,374	44,619 41,817 72,330	0 199,307 209,321	1,000 1,000 5,000	167,835 24,292 29,131	390,859 569,608 609,644
Margaret M. Loebl Vice President, Chief Financial Officer and Treasurer (since June 29, 2012)	2012	166,269		0	275,689	44,628	127,050	0	106,636	720,272
D. Jeffry Benoliel Vice President—Global Metalworking and Fluid Power and Corporate Secretary	2012 2011 2010	315,450 303,024 289,975		0 0 0	44,650 41,817 38,374	44,619 41,817 72,330	184,939 192,034 196,700	447,000 271,000 265,000	19,722 26,132 32,496	1,056,380 875,824 894,875
Jan F. Nieman Vice President and Managing Director— Asia/Pacific	2012 2011	293,862 274,250	(5)	0 0	44,650 41,817	44,619 41,817	177,653 166,150	410,405 185,777	342,398 332,440	1,313,587 1,042,251
Wilbert Platzer Vice President and Managing Director—EMEA	2012 2011 2010	333,787 313,019 302,463	(5)	0 0 0	44,650 41,817 38,374	44,619 41,817 72,330	165,045 202,721 215,952	557,251 203,716 230,020	31,722 36,737 32,830	1,177,074 839,827 891,969

(1)	The amounts in columns (e) and (f) reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for outstanding equity awards under the Company’s Long-Term Performance Incentive Plan (“LTIP”). Assumptions used in the calculation of these amounts for 2012 are included in Note 13 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(2)	The amounts in column (g) are incentive cash bonuses earned in 2012 and payable in 2013 under the LTIP ($345,000 for Mr. Barry; $0 for Mr. Featherstone; $0 for Ms. Loebl; $80,000 for Mr. Benoliel; $78,832 for Mr. Nieman; and $78,832 for Mr. Platzer) and the Company’s Global Annual Incentive Plan (“GAIP”) ($498,438 for Mr. Barry; $0 for Mr. Featherstone; $127,050 for Ms. Loebl; $104,939 for Mr. Benoliel; $98,821 for Mr. Nieman and $86,213 for Mr. Platzer). All bonuses for foreign-based participants are paid by the applicable local foreign affiliate.

(3)

The amounts shown in column (h) reflect the actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company determined by using the interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. See Note 11 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The increase in the present value of Mr. Barry’s and Mr. Benoliel’s benefits under all pension plans established by the Company was primarily due to an additional year of service for purposes of SRIP, an increase in SRIP compensation and a decrease in the discount rate applied in calculating the present value of SRIP benefit.

(4)	Includes severance costs for Mr. Featherstone related to his resignation from the Company on June 27, 2012 of $133,848 and related outplacement assistance costs of $15,000.

Includes relocation benefits for Ms. Loebl of $100,000.

Includes employer contributions by the Company to the U.S. based Named Executive Officers pursuant to the Company’s Retirement Savings Plan: $15,000 for Mr. Barry; $15,000 for Mr. Featherstone; $3,713 for Ms. Loebl; and $14,790 for Mr. Benoliel.

Includes the costs associated with the use of a Company-provided automobile consistent with regional compensation practices in Asia for Mr. Nieman ($31,804) and in Europe for Mr. Platzer ($25,349).

Includes for Mr. Nieman the following: $111,217 as a housing allowance, $30,999 for his children’s schooling expenses, a $58,341 hardship allowance, a $63,867 cost of living allowance, reimbursement of housing and home leave expenses and a Dutch government tax and children’s allowance.

Includes dividends paid on time-based restricted stock awards: $29,768 for Mr. Barry; $3,212 for Mr. Featherstone; $2,923 for Ms. Loebl; $4,932 for Mr. Benoliel; $6,699 for Mr. Nieman; and $5,250 for Mr. Platzer.

Includes the costs associated with financial planning services: $289 for Mr. Barry; $775 for Mr. Featherstone; $0 for Ms. Loebl; $0 for Mr. Benoliel; $3,504 for Mr. Nieman; and $1,124 for Mr. Platzer. Includes the payment for unused vacation for Mr. Barry of $4,231.

(5)	Salary includes a representation allowance and a holiday allowance: $2,157 and $22,853, respectively, for Mr. Nieman, and $7,498 and $25,562, respectively, for Mr. Platzer. Mr. Nieman’s compensation and benefits are paid in both Chinese Renminbi and E.U. Euros. Mr. Platzer’s compensation is paid in E.U. Euros. All foreign currency amounts reflected in this table were converted to U.S. Dollars at the spot rate in effect on December 31 of the year for which the information is reported.

Grants of Plan-Based Awards

Provided below is information on grants made in 2012 to the Named Executive Officers under the Company’s Long-Term Performance Incentive Plan. In March 2012, awards for the 2012-2014 period were made to the Named Executive Officers consisting of options vesting in approximately three equal installments over the three-year period, time-based restricted stock vesting after the three-year period, and a cash bonus opportunity. See discussion under the heading “Long-Term Incentives” under the Compensation Discussion and Analysis section on page 30 of this proxy statement.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)(i)	All Other Option Awards: Number of Securities Underlying Options(3) (#)(j)	Exercise or Base Price of Option Awards(4) ($/Sh)(k)	Grant Date Fair Value of Stock and Option Awards(5) ($)(l)
		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Michael F. Barry	3/6/12	106,667	266,667	533,334	0	0	0	6,994	16,055	38.13	533,279
Mark A. Featherstone(6)	3/6/12	17,853	44,633	89,266	0	0	0	1,171	2,687	38.13	89,269
Margaret M. Loebl	6/29/12	17,853	44,633	89,266	0	0	0	5,966	2,192	46.21	320,317
D. Jeffry Benoliel	3/6/12	17,853	44,633	89,266	0	0	0	1,171	2,687	38.13	89,269
Jan F. Nieman	3/6/12	17,853	44,633	89,266	0	0	0	1,171	2,687	38.13	89,269
Wilbert Platzer	3/6/12	17,853	44,633	89,266	0	0	0	1,171	2,687	38.13	89,269

(1)	The amounts shown in column (c) reflect the minimum payment level under the Company’s LTIP, which is 20% of the maximum amount shown in column (e). The amount shown in column (e) is 200% of each target amount shown in column (d). The value or maturation of a performance incentive unit is determined by performance over a three-year period based on relative total shareholder return against a pre-determined peer group.

(2)	The amounts shown in column (i) for awards granted on March 6, 2012 reflect the number of shares of time-based restricted stock awarded under the LTIP with full vesting on March 6, 2015. The amount shown in column (i) for awards granted on June 29, 2012 reflects 966 shares of time-based restricted stock awarded under the LTIP with full vesting on June 29, 2015 and 5,000 shares of time-based restricted stock awarded under the LTIP with vesting in five annual installments of 1,000 shares each commencing on June 29, 2013.

(3)	The amounts shown in column (j) reflect the combination of incentive and non-qualified options which were issued under the LTIP. These options vest one-third on each of the first, second and third anniversaries of the grant date, commencing on March 6, 2013 or June 29, 2013, as applicable.

(4)	With respect to the awards granted on March 6, 2012 and June 29, 2012 under the provisions of the LTIP, the exercise price of the option is equal to the fair market value, which is defined as the last reported sale price on the grant date.

(5)	The amounts included in column (l) represent the full grant date fair value of the awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are described in Note 13 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

(6)	All of the above grants to Mr. Featherstone were forfeited as of June 27, 2012, the effective date of his resignation. All expenses associated with Mr. Featherstone’s awards have been reversed.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options(1) (#) Exercisable (b)	Number of Securities Underlying Unexercised Options(1) (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
Michael F. Barry	0	16,335	0	18.82	1/26/2017	3,000	(3)	161,580	0	0
	5,909	11,817	0	37.37	3/1/2018	8,792	(4)	473,537
	0	16,055	0	38.13	3/6/2019	6,627	(5)	356,930
						6,994	(6)	376,697
Mark A. Featherstone	0	0	0	0.00		0		0	0	0
Margaret M. Loebl	0	2,192	0	46.21	6/29/2019	5,966	(7)	321,329	0	0
D. Jeffry Benoliel	1,917	0	0	19.45	1/29/2015	2,039	(4)	109,821	0	0
	3,788	3,788	0	18.82	1/26/2017	1,119	(5)	60,269
	998	1,995	0	37.37	3/1/2018	1,171	(6)	63,070
	0	2,687	0	38.13	3/6/2019
Jan F. Nieman	0	3,788	0	18.82	1/26/2017	1,250	(8)	67,325	0	0
	0	1,995	0	37.37	3/1/2018	2,039	(4)	109,821
	0	2,687	0	38.13	3/6/2019	1,119	(5)	60,269
						1,171	(6)	63,070
Wilbert Platzer	0	3,788	0	18.82	1/26/2017	2,039	(4)	109,821	0	0
	998	1,995	0	37.37	3/1/2018	1,119	(5)	60,269
	0	2,687	0	38.13	3/6/2019	1,171	(6)	63,070

(1)	These options have a seven-year term. The vesting schedules for each of the grants whose expiration dates are listed follow: for January 29, 2015, January 26, 2017, March 1, 2018, March 6, 2019 and June 29, 2019, one-third on each of the first, second and third anniversaries of the grant date. For options expiring on January 29, 2015, the grant date is January 29, 2008. For options expiring January 26, 2017, the grant date is January 26, 2010. For options expiring on March 1, 2018, the grant date is March 1, 2011. For options expiring on March 6, 2019, the grant date is March 6, 2012. For options expiring June 29, 2019, the grant date is June 29, 2012.

(2)	Reflects amounts based on the closing market price of the Company’s common stock on the NYSE of $53.86 per share on December 31, 2012.

(3)	Time-based restricted stock award granted under the LTIP which vests on July 1, 2013.

(4)	Time-based restricted stock awards granted under the LTIP with full vesting on January 26, 2013.

(5)	Time-based restricted stock awards granted under the LTIP with full vesting on March 1, 2014.

(6)	Time-based restricted stock awards granted under the LTIP with full vesting on March 6, 2015.

(7)	Time-based restricted stock award granted under the LTIP of 5,000 shares which vests in five annual installments of 1,000 shares each on June 29, 2013, June 29, 2014, June 29, 2015, June 29, 2016, and June 29, 2017 and time-based restricted stock award granted under the LTIP of 966 shares with full vesting on June 29, 2015.

(8)	Time-based restricted stock award granted under the LTIP with full vesting on June 19, 2013.

Option Exercises and Stock Vested

This table shows the number and value of stock options exercised and stock awards vested during 2012 by the Named Executive Officers.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise(1) ($)(c)	Number of Shares Acquired on Vesting (#)(d)		Value Realized on Vesting(5) ($)(e)
Michael F. Barry	94,216	3,009,276	25,316	(2)	1,093,755
Mark A. Featherstone	30,633	1,004,674	5,896	(3)	252,349
Margaret M. Loebl	0	0	0		0
D. Jeffry Benoliel	9,551	424,542	4,226	(3)	180,873
Jan F. Nieman	9,347	241,868	5,286	(4)	228,653
Wilbert Platzer	26,392	962,703	5,550	(3)	237,540

(1)	Reflects the difference between the exercise price of the option and the last reported sale price for a share of common stock as quoted on the NYSE on the date of exercise. The value of exercising stock options can be realized in cash or in stock. Of the value realized on exercise, the following amounts reflect the value in cash (through the simultaneous market sale of the shares acquired on exercise): Mr. Barry, $949,820; Mr. Featherstone, $1,004,674; Mr. Nieman, $241,868; and Mr. Platzer, $962,703; and the following amounts reflect the value from the acquisition of shares upon exercise: Mr. Barry, $2,059,456; and Mr. Benoliel, $424,542.

(2)	Consists of (i) 22,316 shares of a time-based restricted stock award under the LTIP, which vested 100% on February 25, 2012 and (ii) 3,000 shares of a time-based restricted stock award of 15,000 shares under the LTIP, which vested 20% on July 1, 2012.

(3)	Represents time-based restricted stock awards which vested under the LTIP on February 25, 2012.

(4)	Consists of (i) 4,036 shares of a time-based restricted stock award which vested February 25, 2012 and (ii) 1,250 shares of a time-based restricted stock award which vested on June 19, 2012.

(5)	Amounts reflect the closing price of the Company’s common stock on February 25, 2012 of $42.80 per share; on June 19, 2012 of $44.73 per share; and on July 1, 2012 of $46.21 per share.

Pension Benefits

The table below shows the present value of accumulated benefits payable to each of the Named Executive Officers (except Margaret M. Loebl), and the number of years of service credited to each under each of the Pension Plans and the Supplemental Retirement Income Program under which they are (or may be) entitled to receive payments and benefits. Ms. Loebl is not listed in the table below because she does not participate in any of the Pension Plans or Supplemental Retirement Income Program. For information on the material assumptions used in quantifying the present value of the accrued pension benefit, see Note 11 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Also, see discussion under the heading “Retirement Benefits” under the Compensation Discussion and Analysis section on page 33 of this proxy statement.

Name (a)	Plan Name (b)	Number of Years Credited Service(2) (#)(c)	Present Value of Accumulated Benefit ($)(d)	Payments During Last Fiscal Year ($)(e)
Michael F. Barry	U.S. Pension Plan	6.0833	69,000	0
	Supplemental Retirement Income Program	14	4,076,000	0
Mark A. Featherstone	U.S. Pension Plan	3.5833	40,000	0
D. Jeffry Benoliel	U.S. Pension Plan	9.6667	157,000	0
	Supplemental Retirement Income Program	17	1,596,000	0
Jan F. Nieman(1)	The Netherlands Pension Plan	26.9167	1,178,778	0
Wilbert Platzer(1)	The Netherlands Pension Plan	26.4167	1,616,080	0

(1)	Mr. Nieman’s and Mr. Platzer’s retirement benefits are provided under a defined benefit pension plan maintained by the Company’s Netherlands operating subsidiary. Mr. Platzer’s pension benefit includes amounts accrued over nine years with a prior employer.

(2)	In all cases, other than Mr. Nieman and Mr. Platzer, years of credited service do not exceed the executive’s period of employment with the Company (and affiliates). Years of credited service may be less than actual service because (i) benefits under the U.S. qualified defined benefit plan were frozen effective December 31, 2005 or (ii) a definition of years of credited service under the applicable plan takes into account less than full years of employment.

Potential Payments Upon Termination or Change in Control

Provided below in both tabular and narrative form are estimated potential payments to each of our Named Executive Officers under various scenarios, assuming the termination of employment and, where applicable, change in control occurred on December 31, 2012. Except for the Supplemental Retirement Income Program, the amounts shown are aggregate estimated amounts and have not been calculated as a present value or otherwise adjusted for varying payment dates. For information on material assumptions used in quantifying the present value of the Supplemental Retirement Income Program benefit, see Note 11 of Notes to Consolidated Financial Statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. The amounts shown are estimates of the amounts that would be paid; the actual amounts to be paid can only be determined at the time of the executive’s separation from the Company (or a change in control, if applicable). Also, see the discussion under the heading “Severance and Change in Control Benefits” in the Compensation Discussion and Analysis on page 34 of this proxy statement.

As previously noted in this proxy statement, Mr. Featherstone resigned from Quaker on June 27, 2012. Mr. Featherstone’s resignation was treated as a “termination without cause” for purposes of Mr. Featherstone’s Memorandum of Employment dated June 28, 2007, as amended effective January 1, 2008. As such, he has received or will be receiving the following severance payments consistent with the terms of that agreement: 12 months of base salary totaling $288,116.40 which is paid semi-monthly and outplacement services totaling $15,000 which was paid in a lump sum.

Named Executive Officers—Estimated Payments and Benefits

Upon Termination of Employment in Connection With a Change in Control

	Michael F. Barry		Margaret M. Loebl		D. Jeffry Benoliel		Jan F. Nieman(1)		Wilbert Platzer(1)
Severance Allowance ($)	2,415,346	(2)	495,000		684,053		1,052,054	(3)	1,190,519	(3)
Annual Bonus ($)	498,438		127,050		104,939		98,821		86,213
Performance Incentive Units ($)	432,500		14,878		83,766		82,514		83,766
Restricted Stock Awards (time-based vesting) ($)(4)	1,368,744		321,329		233,160		300,485		233,160
Stock Options ($)(5)	1,019,786		16,769		207,896		207,896		207,896
Medical/Dental/Life Insurance ($)(6)	34,886		5,703		28,766		0		0
Outplacement Assistance ($)(7)	8,500		8,500		8,500		8,500		8,500
Supplemental Retirement Income Program ($)(8)	3,306,000		0		745,000		0		0
Total	9,084,200	(9)	989,228	(9)	2,096,079	(9)	1,750,269	(10)	1,810,054	(10)

(1)	Amounts due in foreign currency were converted to U.S. Dollars for the purposes of this table at the spot rate in effect on December 31, 2012.

(2)	The severance allowance has been reduced to the extent necessary to avoid imposition of the excise tax under Code section 4999 (assuming reduction of the severance allowance is the least economically detrimental to the executive). No reduction was required to the severance allowance of any of the Named Executive Officers.

(3)

These are the estimated amounts to which Messrs. Nieman and Platzer may be entitled under the law of The Netherlands. The severance amount is the product of (a), (b) and (c), where (a) is the sum of the monthly base salary (after excluding vacation allowance) and the monthly average of the annual GAIP bonus for the prior three years, (b) is 22 months and (c) is the severance factor (in this case, 1.5). These amounts may be adjusted upward (using a severance factor of 2.0) or downward by a Dutch court depending on the circumstances triggering the termination. To the extent a court-ordered severance payment exceeds the amount of Mr. Nieman’s or Mr. Platzer’s severance allowance under his change in control agreement, no severance allowance would be payable under his change in control agreement. The severance allowance determined under Mr. Platzer’s change in control agreement is estimated at

$705,753. The severance allowance determined under Mr. Nieman’s change in control agreement is estimated at $612,386. Mr. Nieman’s and Mr. Platzer’s change in control agreements provide that payments contingent on a change in control will be reduced to the extent necessary to avoid imposition of the excise tax under Code section 4999. Whether such a reduction is required depends on the amount of their severance. No reduction would be required if Mr. Nieman’s or Mr. Platzer’s severance does not exceed the estimated amount determined under his change in control agreement.

(4)	This amount reflects the closing market price of our common stock on December 31, 2012 ($53.86) multiplied by the number of shares that would become vested on termination or change in control.

(5)	This amount reflects the number of shares for which options would become vested on a change in control, multiplied by the positive difference (if any) between the closing market price of our common stock on December 31, 2012 ($53.86) and the exercise price of the option. Options that were vested before December 31, 2012 are shown in the Outstanding Equity Awards at Fiscal Year-End Table on page 43 of this proxy statement.

(6)	This amount reflects the value of medical, dental and life insurance coverage for 24 months (Mr. Barry) and for 18 months for the other Named Executive Officers, all based on our current costs for these benefits. Messrs. Nieman and Platzer are not entitled to continuation of these benefits since the Dutch statutory formula is used to determine severance.

(7)	This amount is the estimated value of providing outplacement counseling and services during 2013.

(8)	Amount shown is the December 31, 2012 present value of the estimated benefit payable if, on December 31, 2012, a change in control occurred. The December 31, 2012 present value of the Supplemental Retirement Income Program benefit payable in the case of Mr. Barry’s disability is $6,196,000, in the case of Mr. Barry’s death is $3,039,000, in the case of Mr. Barry’s resignation is $3,183,000 and in case Mr. Barry is terminated from employment by the Company other than for cause or disability is $3,414,000. The December 31, 2012 present value of the Supplemental Retirement Income Program benefit payable in the case of Mr. Benoliel’s disability is $1,629,000, in the case of Mr. Benoliel’s death is $745,000 and in the case of Mr. Benoliel’s termination is $790,000.

(9)	If the change in control falls within the meaning of Code Section 409A, severance payments are made in a lump sum. For any other change in control, severance payments are made in monthly installments.

(10)	All severance payments are made in a lump sum.

Termination Other than for Cause, Disability, Death or Retirement

Under the terms of their employment agreements, the Named Executive Officers are entitled to severance benefits and 12 months of outplacement services if the Company terminates their employment (for other than cause, disability, death or retirement) and the termination is not in connection with a change in control. In addition, Ms. Loebl is entitled to 12 months of continued medical and dental coverage after termination at Quaker’s cost and Mr. Barry is entitled to participate in Quaker’s medical and dental plans for 18 months after termination on the same basis as an active employee. In the case of such a termination, Mr. Barry is entitled to a multiple of 1.5 times his base salary and bonus paid during a three-year period as described in his employment agreement. In the case of such a termination, Messrs. Benoliel, Nieman, and Platzer and Ms. Loebl are entitled to severance equal to 12 months of base salary as of the termination date. The severance amounts payable under such circumstances are as follows: $1,811,510 (Mr. Barry); $330,000 (Ms. Loebl); $317,998 (Mr. Benoliel); $294,039 (Mr. Nieman); and $328,648 (Mr. Platzer). In the case of Messrs. Nieman and Platzer, the statutory amounts determined under the law of The Netherlands would be paid, if higher (see Note (3) to the above chart).

Termination as a Result of Death or Disability

If employment were terminated on December 31, 2012, as a result of death or disability (as defined in the respective plan), the amounts shown above for Annual Bonus (assuming target performance is attained), Restricted Stock Awards (time-based vesting) and Stock Options would be paid. In the case of death on

December 31, 2012, a death benefit would be paid in 2012 of $625,000 (Mr. Barry), $330,000 (Ms. Loebl), $317,998 (Mr. Benoliel), $294,039 (Mr. Nieman), or $328,648 (Mr. Platzer), plus 50% of base salary during each of the following four years (2012-2015) (Mr. Barry, $312,500; Ms. Loebl, $165,000; Mr. Benoliel, $158,999; Mr. Nieman, $147,020; and Mr. Platzer, $164,324).

Director Compensation

The Governance Committee is charged with reviewing and making recommendations to the Board of Directors with respect to director compensation. The Company uses a combination of cash and stock-based compensation to attract and retain candidates on the Board. Director compensation is targeted at the median of the relevant comparison groups (discussed below) consistent with the positioning of executive officer compensation. In the past, in making this determination, the Governance Committee has used certain industry-wide data obtained by Quaker’s management to set compensation. During the fourth quarter of 2012, the Governance Committee engaged Connell to complete a competitive analysis of the current compensation program for the Company’s directors. Based on comparative data from the Peer Group (public companies included within the comparison group used in setting executive officer compensation), the current director compensation was found to fall between the Peer Group 25th and 50th percentiles. The Company’s Board based on the Governance Committee’s recommendation approved certain adjustments in the current year’s director compensation and set compensation for the 2013-2014 Board year.

For the 2012-2013 Board year, each independent director received an annual cash retainer of $40,000 and a time-based restricted stock award equal to $46,000, issued in June 2012, which vests in a single installment a year from the date of issuance assuming continued Board membership. In addition, each independent director received $1,250 for each Board and Board committee meeting he or she attended, and the chairperson of each Board committee received the following additional compensation: Audit Committee, $10,000; Compensation/Management Development Committee, $6,000; Executive Committee, $4,000; and Governance Committee, $6,000. The Lead Director received an annual retainer of $15,000.

On January 30, 2013, the Board, based on the Governance Committee’s recommendation, approved an increase in the annual cash retainer and the annual equity retainer paid to each director. Effective with the 2013-2014 Board year, each independent director will receive an annual cash retainer of $50,000 and a time-based restricted stock award equal to $50,000, issued in June 2013, which will vest in a single installment a year from the date of issuance assuming continued Board membership. In addition, each independent director will receive $1,250 for each Board and Board Committee meeting he or she attended and the chairperson of each Board Committee will receive the following compensation: Audit Committee, $12,000; Compensation/Management Development Committee, $8,000; Executive Committee, $4,000, and Governance Committee, $8,000. The Lead Director will continue to receive an annual retainer of $15,000.

Presently, under the 2003 Director Stock Ownership Plan, as amended, each director is required to beneficially own at least 7,500 shares of Quaker common stock. If a director’s share ownership falls below the minimum, 75% of the annual cash retainer is paid in shares of Quaker common stock until the threshold is met. Directors who beneficially own the required number of shares of Quaker common stock may elect to receive payment of a percentage (up to 100%) of their annual cash retainer in shares of Quaker common stock. All directors who served on the Board during 2012 were in compliance with the stock ownership requirements. Mr. Douglas, who was elected as a Board member on January 30, 2013, received 75% of his prorated portion of his cash retainer for the balance of the 2012-2013 Board year in Quaker common stock in accordance with the share ownership guidelines. Effective with the 2013-2014 Board year and through the approval of the 2013 Director Stock Ownership Plan, in addition to the increases noted above, the Board amended the minimum share requirement for all independent directors from 7,500 shares to a share amount with a then-current market value equal to the Threshold Amount, as defined elsewhere in this proxy statement. The 2013 Director Stock Ownership Plan will replace the 2003 Director Stock Ownership Plan, as amended, which terminates in 2013.

Director Compensation

Name(1) (a)	Fees Earned or Paid in Cash(2) ($)(b)	Stock Awards(3) ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(f)	All Other Compensation(4) ($)(g)	Total ($)(h)
Joseph B. Anderson, Jr.	58,750	45,976	0	0	0	1,115	105,841
Patricia C. Barron	72,500	45,976	0	0	0	1,115	119,591
Donald R. Caldwell	64,000	45,976	0	0	0	1,115	111,091
Robert E. Chappell	58,500	45,976	0	0	0	1,115	105,591
William R. Cook	63,750	45,976	0	0	0	1,115	110,841
Edwin J. Delattre	57,500	45,976	0	0	0	1,115	104,591
Mark A. Douglas(5)	0	0	0	0	0	0	0
Jeffry D. Frisby	60,000	45,976	0	0	0	1,115	107,091
Robert H. Rock	58,500	45,976	0	0	0	1,115	105,591

(1)	Mr. Barry is not included in this table. Mr. Barry is an employee of the Company and thus receives no compensation for his service as a director.

(2)	Under the terms of the 2003 Director Stock Ownership Plan, as amended, the following directors were paid a portion of their retainer in shares of the Company’s common stock in lieu of cash, valued at $41.8050 per share on June 1, 2012 (the retainer payment date) as follows: Mr. Caldwell received 478 shares in lieu of $19,982.79 in cash and Mr. Chappell received 956 shares in lieu of $39,965.58 in cash.

(3)	The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 for outstanding equity awards under the Company’s LTIP.

(4)	The amounts in this column for each director include dividends paid on unvested time-based restricted stock awards.

(5)	Mark A. Douglas was elected as a director on January 30, 2013.

Compensation Policies and Practices—Risk Assessment

The Committee conducted a risk assessment in 2012 that concluded that none of our compensation practices are reasonably likely to have a material adverse effect on the Company’s business or operations. In order to assess risk as it relates to compensation, management conducted a global audit of all compensation practices, including base pay philosophies and corporate and regional bonus plans. This global audit consisted of an examination of both the Company’s regional pay practices and bonus plans and the corporate-wide compensation programs. Management, including the Vice President – Human Resources, reported the results of this audit to the Committee, which found that none of the Company’s current compensation programs would be likely to encourage excessive risk taking because the metrics in the Company’s compensation plans are linked to corporate performance as it relates to set budgetary targets and because the plans are measured against identified peer comparison groups. After a discussion with management about these findings, the Committee thereafter determined that the Company’s compensation practices were not likely to have a material adverse effect on the Company’s business or operations.

Stock Ownership of Certain Beneficial Owners and Management

Certain Beneficial Owners

The following table shows how much of Quaker’s common stock is beneficially owned by each person known to us to be the beneficial owner of more than 5% of Quaker’s common stock as of December 31, 2012. Each beneficial owner has sole voting and sole dispositive power for the shares listed, except as noted.

Name and Address	Number of Shares Beneficially Owned	Approximate Percent of Class	Number of Votes(5)
BlackRock, Inc.(1) 40 East 52nd Street New York, NY 10022	1,003,587	7.7	1,003,587
Eagle Asset Management, Inc.(2) 800 Carillon Parkway St. Petersburg, FL 33716	1,657,278	12.7	1,657,278
Royce & Associates, LLC(3) 745 Fifth Avenue New York, NY 10151	1,504,718	11.5	1,504,718
The Vanguard Group(4) 100 Vanguard Boulevard Malvern, PA 19355	758,955	5.8	758,955

(1)	As reported in Schedule 13G/A filed on February 8, 2013 by BlackRock, Inc. with the Securities and Exchange Commission.

(2)	As reported in Schedule 13G/A filed on January 29, 2013 by Eagle Asset Management, Inc. with the Securities and Exchange Commission.

(3)	As reported in Schedule 13G/A filed January 18, 2013 by Royce & Associates, LLC with the Securities and Exchange Commission.

(4)	As reported in Schedule 13G/A filed on February 11, 2013 by The Vanguard Group with the Securities and Exchange Commission. The Vanguard Group has the sole power to vote or direct to vote 20,095 shares, the sole power to dispose of or to direct the disposition of 739,460 shares and shared power to dispose or to direct the disposition of 19,495 shares.

(5)	These shares, which are held in street name, are presumed under Article 5 of the Company’s Articles of Incorporation to be entitled to one vote per share.

Management

The following table shows the number of shares of Quaker’s common stock beneficially owned by each of our directors, our nominees for director and the Named Executive Officers named in the Summary Compensation Table on page 40 and by all of our directors (including our nominees for director) and executive officers as a group. The information in the table is as of March 8, 2013. Each director and executive officer has sole voting and sole dispositive power over the common stock listed opposite his or her name, unless we have indicated otherwise.

Name	Aggregate Number of Shares Beneficially Owned		Approximate Percent of Class(1)	Number of Votes
Joseph B. Anderson, Jr.	8,684		*	8,684
Patricia C. Barron	25,661		*	27,218
Michael F. Barry	217,551	(2)	1.7	419,065
Donald R. Caldwell	16,431		*	16,431
Robert E. Chappell	23,225		*	138,659
William R. Cook	20,991		*	20,991
Edwin J. Delattre	12,364	(3)	*	12,364
Mark A. Douglas	172		*	172
Jeffry D. Frisby	12,065		*	12,065
Robert H. Rock	16,526		*	22,448
Mark A. Featherstone	27,578	(2)	*	27,578
Margaret M. Loebl	6,816		*	6,816
D. Jeffry Benoliel	118,885	(2)(4)	*	906,014
Jan F. Nieman	12,727	(2)	*	12,727
Wilbert Platzer	27,287	(2)	*	133,979
All directors and officers as a group (20 persons)	610,579	(2)	4.6	1,821,511	(5)

*	Less than 1%.

(1)	Based upon 13,173,440 shares outstanding, adjusted to reflect options currently exercisable or exercisable within 60 days of the record date by the named person or the group, as applicable.

(2)	Includes the following respective numbers of shares subject to options that are currently exercisable or exercisable within 60 days of the record date: 30,830 shares in the case of Mr. Barry; 0 shares in the case of Ms. Loebl; 6,680 shares in the case of Mr. Benoliel; 0 shares in the case of Mr. Nieman; 2,892 shares in the case of Mr. Platzer; and 49,707 shares in the case of all directors and officers as a group.

(3)	Includes 11,183 shares in the case of Dr. Delattre held jointly with his spouse with whom he shares voting and dispositive power.

(4)	Includes 9,732 shares in an irrevocable trust where Mr. Benoliel has shared voting and dispositive power with an independent trustee and 10,000 shares held in an irrevocable trust where his spouse has shared voting and dispositive power with an independent trustee.

(5)	Represents 8.7% of all votes entitled to be cast at the meeting, based on information available on March 8, 2013.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on (i) our review of reports submitted to us during and with respect to the year ended December 31, 2012, filed with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “1934 Act”), including any amendment thereto and (ii) written representations of Quaker’s directors and officers, Quaker believes that, with the following exceptions, all reports required to be filed under Section 16(a) of the 1934 Act, with respect to transactions in Quaker’s common stock through December 31, 2012, were filed on a timely basis. In 2012, Mr. Ronald Ettinger filed two late Form 4’s relating to two transactions.

Certain Relationships and Related Transactions

The Board recognizes that related party transactions may present a heightened risk of conflicts of interest and/or improper valuation or the perception thereof. Nevertheless, the Board also recognizes that there are situations when related party transactions are consistent with the best interests of the Company. Accordingly, the Governance Committee, on the Board’s authority, has adopted a written policy to govern the review and approval of all related party transactions involving the Company.

The policy requires all related party transactions involving $50,000 or more be reviewed by the Governance Committee. Related parties are defined as any director, nominee for director, senior officer (including all Named Executive Officers), and any immediate family member of the foregoing. Prior to entering into a transaction with Quaker subject to the Governance Committee’s review, the related party must make a written submission to Quaker’s General Counsel setting forth the facts and circumstances of the proposed transaction, including, among other things, the proposed aggregate value of such transaction, the benefits to Quaker, and an assessment of whether the proposed transaction is on terms comparable to those available from an unrelated third party. The Governance Committee (or, when urgent action is required, that Committee’s Chair) will evaluate all of the foregoing information to determine whether the transaction is in the best interests of Quaker and its shareholders, as the Committee (or Chair) determines in good faith.

Related Party Transactions

In early 2008, AC Products, Inc., one of Quaker’s subsidiaries, began selling certain products at Triumph Fabrications-Hot Springs, Inc. Triumph Fabrications is one of a number of companies that are part of Triumph Aerospace Systems Group, a subsidiary of Triumph Group, Inc., whose President and Chief Executive Officer is Jeffry D. Frisby, a Quaker Director. Triumph Fabrications is a leading manufacturer of sheet metal parts and assemblies used in the aviation industry. AC Products is the leading supplier of chemical milling maskants to the aerospace industry. The annual sales in 2012 to this account were approximately $903,172 and such sales are continuing in 2013. The Governance Committee reviewed and approved this transaction consistent with the policy described above and the Committee is updated annually.

Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm

The Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013. There is no requirement that the Board’s selection of PricewaterhouseCoopers LLP be submitted to our shareholders for ratification or approval. The Board, however, believes that Quaker’s shareholders should be given an opportunity to express their views on the selection. While the Board is not bound by a vote against ratifying PricewaterhouseCoopers LLP, the Board may take a vote against PricewaterhouseCoopers LLP into consideration in future years when selecting our independent registered public accounting firm. PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our financial statements since 1968.

We anticipate that representatives of PricewaterhouseCoopers LLP will be present at the meeting and, if present, we will give them the opportunity to make a statement if they desire to do so. We also anticipate that the representatives will be available to respond to appropriate questions from shareholders.

Audit Fees

Audit fees charged to us by PricewaterhouseCoopers LLP for audit services rendered during the years ended December 31, 2011 and 2012 for the integrated audit of our financial statements and our internal controls over financial reporting included in our Annual Report on Form 10-K, the review of the financial statements included in our quarterly reports on Form 10-Q, and foreign statutory audit requirements totaled $1,477,961 and $1,567,453, respectively.

Audit-Related Fees

Audit-related fees charged to us by PricewaterhouseCoopers LLP for audit-related services rendered, primarily related to foreign statutory audit-related assistance, certifications and other audit-related services, during the years ended December 31, 2011 and 2012, totaled $138,500 and $3,116, respectively.

Tax Fees

Tax fees charged to us by PricewaterhouseCoopers LLP for tax services rendered, primarily related to tax compliance, during the years ended December 31, 2011 and 2012, totaled $120,025 and $120,269, respectively.

All Other Fees

The fees billed to us by PricewaterhouseCoopers LLP for all other services rendered, primarily related to accounting research software purchased by the Company from PricewaterhouseCoopers LLP, during the years ended December 31, 2011 and 2012, totaled $5,200 and $5,200, respectively.

Pre-Approval Policy

The Audit Committee has adopted a policy governing the pre-approval of services provided by Quaker’s independent registered public accounting firm. The policy expressly prohibits non-audit services for which engagement is not permitted by applicable law and regulations, including internal audit outsourcing and “expert services.” A list of prohibited and permitted services is set forth in the policy. Permitted services under the policy include audit and audit-related services, internal control-related consulting, tax-related services and consulting services not related to information systems design and implementation. Audit and audit-related services include, among other things, services related to securities filings, accounting and financial reporting consultations, statutory audits, acquisition and divestiture-related due diligence and benefit plan audits. Internal control-related consulting is limited to assessing and recommending improvements to Quaker’s internal control structure, procedures or policies. Tax-related services are limited to tax compliance and planning. All services provided by Quaker’s independent registered public accounting firm must be pre-approved by the Audit Committee though the committee’s authority may be delegated to one or more of its members.

All of the fees paid to PricewaterhouseCoopers LLP during the years ended December 31, 2011 and 2012, were pre-approved by the Audit Committee in accordance with its pre-approval policy.

The Board of Directors recommends that you vote “FOR” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2013.

Report of the Audit Committee

The Audit Committee of Quaker’s Board of Directors oversees Quaker’s financial reporting process on behalf of the Board of Directors and acts pursuant to the Audit Committee Charter, which is available at http://www.quakerchem.com by accessing the Investors/Corporate Governance section of our website. Our Board has appointed to this Audit Committee four members, each of whom the Board of Directors has affirmatively determined qualifies as an “independent” director under the current listing standards of the NYSE and Quaker’s Corporate Governance Guidelines.

As stated in our charter, the Audit Committee’s job is one of oversight. It is not the duty of the Audit Committee to prepare Quaker’s financial statements or plan or conduct audits to determine that Quaker’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles or that Quaker’s internal controls over financial reporting are adequate. Financial management (including the internal auditing function) of Quaker is responsible for preparing the financial statements and maintaining internal controls and the independent registered public accounting firm is responsible for the audit of the annual financial statements and the internal controls and rendering an opinion as to the foregoing. In carrying out our oversight responsibilities, the Audit Committee is not providing any special assurance as to Quaker’s financial statements or internal controls or any professional certification as to the outside auditor’s work.

The Audit Committee reviewed and discussed with management Quaker’s audited financial statements for the year ended December 31, 2012. The Audit Committee has also discussed with PricewaterhouseCoopers LLP, Quaker’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended by AICPA Professional Standards, Vol. 1, AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of Quaker’s financial statements. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning its independence from Quaker and its related entities, and has discussed with PricewaterhouseCoopers LLP its independence from Quaker and its related entities.

Based on the review and discussions referred to above, the Audit Committee recommended to Quaker’s Board of Directors that Quaker’s audited financial statements be included in Quaker’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Audit Committee

William R. Cook, Chairman

Joseph B. Anderson, Jr.

Donald R. Caldwell

Jeffry D. Frisby

General

Availability of Form 10-K and Annual Report to Shareholders

Rules of the SEC require us to provide our annual report to shareholders for fiscal year 2012, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, to each shareholder who receives this proxy statement. We will also provide copies of the same material to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, including our Annual Report on Form 10-K are available without charge to shareholders upon written request to: Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Irene M. Kisleiko, Assistant Secretary.

Shareholder Proposals

To be considered for inclusion in next year’s proxy statement, a shareholder proposal must be in writing and received by us no later than December 4, 2013. If a shareholder proposal to be considered at next year’s meeting, but not included in the proxy statement, is not received by us on or before February 17, 2014, the persons appointed as proxies may exercise their discretionary voting authority with respect to the proposal. All proposals should be submitted in writing to: Quaker Chemical Corporation, One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania 19428, Attention: Corporate Secretary.

A proxy form is enclosed for your use. Please complete, date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States. A prompt return of your proxy will be appreciated.

By Order of the Board of Directors,

D. Jeffry Benoliel

Vice President – Global Metalworking and

Fluid Power and Corporate Secretary

Conshohocken, Pennsylvania

March 28, 2013

APPENDIX A

SHAREHOLDER VOTING ADMINISTRATIVE PROCEDURES

Voting Rights

At the Annual Meeting of Shareholders held May 6, 1987, shareholders approved an amendment to the Articles of Incorporation, pursuant to which the holders of the Company’s $1.00 par value Common Stock on May 7, 1987 (the “Effective Date”) became entitled to 10 votes per share of Common Stock with respect to such shares, and any shares of Common Stock acquired after the Effective Date, subject to certain exceptions. Persons who become shareholders after the Effective Date shall only be entitled to one vote per share until such shares have been owned beneficially for a period of at least 36 consecutive calendar months, dating from the first day of the first full calendar month on or after the date the holder acquires beneficial ownership of such shares (the “Holding Period”). Each change in beneficial ownership with respect to a particular share will begin a new “1 vote” Holding Period for such share. A change in beneficial ownership will occur whenever any change occurs in the person or group of persons having or sharing the voting and/or investment power with respect to such shares within the meaning of Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934. Under the amendment, a share of Common Stock held of record on a record date shall be presumed to be owned beneficially by the record holder and for the period shown by the shareholder records of the Company. A share of Common Stock held of record in “street” or “nominee” name by a broker, clearing agency, voting trustee, bank, trust company, or other nominee shall be presumed to have been held for a period of less than the required 36-month Holding Period. A shareholder may indicate that he or she has had beneficial ownership of his or her shares throughout the requisite Holding Period by completing and executing the affidavit accompanying the Company’s proxy card. The Company and its Board of Directors, however, has the right to request evidence of such ownership, as it may deem appropriate. The amendment also provides that no change in beneficial ownership will be deemed to have occurred solely as a result of any of the following:

(1)	a transfer by any gift, devise, bequest, or otherwise through the laws of inheritance or descent;

(2)	a transfer by a trustee to a trust beneficiary under the terms of the trust;

(3)	the appointment of a successor trustee, guardian, or custodian with respect to a share; or

(4)	a transfer of record or a transfer of a beneficial interest in a share where the circumstances surrounding such transfer clearly demonstrate that no material change in beneficial ownership has occurred.

Maintaining Records

The Company’s registrar and transfer agent, American Stock Transfer & Trust Company, LLC, maintains the Company’s register of shareholders. A single register is maintained, but individual holdings are coded to indicate automatically the number of votes that the records of the Company indicate each shareholder is entitled to cast. Internal mechanisms automatically convert the voting rights on a 10-to-1 ratio for those shareholders who have held their shares for the required Holding Period.

Proxy Administration

Proxy cards will be mailed to all shareholders, and each proxy card will reflect the number of votes that the records of the Company indicate the shareholder is entitled to cast, not the number of shares held. If a shareholder has deposited shares with brokers, clearing agencies, voting trusts, banks, and other nominees, the shareholder will be presumed to be entitled to one vote per share. Subject to the Board’s right to request evidence it may deem appropriate for proof of ownership during the required Holding Period, if a shareholder completes and executes the affidavit accompanying the proxy card stating that he or she has held his or her shares for the Holding Period, the number of votes that may be cast will increase to 10 votes per share. Similarly, if a shareholder believes that he or she is entitled to 10 votes per share by virtue of falling within one of the exceptions set forth above, the shareholder should complete and execute the affidavit accompanying the proxy

A-1

card. In all instances, the Company and its Board of Directors reserve the right to request, at any time, any evidence of ownership during the Holding Period they may deem appropriate. If it appears from experience that the present process is inadequate or is being abused, the Company and its Board of Directors reserve the right at any time to require that a particular shareholder provide additional evidence that one of the exceptions is applicable.

Where an affidavit is completed and executed and, if requested, the shareholder presents satisfactory evidence as requested, the shareholder records will be adjusted as appropriate. Any shareholder requested to submit evidence will be advised as to any action taken or not taken, which will be sent by ordinary mail to the shareholder or, if available, communicated through electronic means to the shareholder.

Special proxy cards are not used, and no special or unusual procedures are required in order properly to execute and deliver the proxy card for tabulation.

Voting Procedures

There are several methods a shareholder can use to cast his or her vote.

If the shareholder is a shareholder of record, he or she can vote: (1) in person, by attending the Annual Meeting of Shareholders; (2) via the Internet, by visiting www.proxyvote.com and following the instructions provided; (3) by telephone, using the toll-free number listed on the proxy card; or (4) by mail, by marking, signing and dating a proxy card and returning it in the postage-paid envelope provided.

If the shareholder is the beneficial owner of shares held in street name, he or she can vote: (1) in person, by first obtaining a voting instruction form issued in his or her name from his or her broker and bringing that voting instruction form to the meeting, together with a copy of a brokerage statement reflecting stock ownership as of the record date, the stock acquisition date and valid identification; (2) via the Internet, by visiting www.proxyvote.com and following the instructions provided; (3) by telephone, only if he or she agrees with the voting rights provided on his or her voting instruction form, by using the toll-free number found on the voting instruction form; or (4) by mail, by marking, signing and dating the voting instruction form and returning it in the postage-paid envelope provided.

Summary

The procedures set forth above have been reviewed and approved by representatives of various brokers and banks, as well as counsel to the Company.

The Company believes these procedures are an efficient way to address the complications involved in casting and tabulating votes under the Company’s system of differing votes per share, but the Company reserves the right to change them for this year’s Annual Meeting or future meetings if experience indicates a need for revision.

If a shareholder has questions concerning the Shareholder Voting Administrative Procedures, please contact Irene M. Kisleiko, the Company’s Assistant Secretary, at (610) 832-4119.

A-2

APPENDIX B

QUAKER CHEMICAL CORPORATION

2013 DIRECTOR STOCK OWNERSHIP PLAN

1.	PURPOSE OF THE PLAN.

The purpose of the Quaker Chemical Corporation 2013 Director Stock Ownership Plan is to encourage Directors of Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), to increase their individual investment in the Company and thereby align their interests more closely with the interests of other shareholders of the Company.

2.	DEFINITIONS.

Unless the context clearly indicates otherwise, the following terms when used in the Plan shall have the following meanings:

(a) “Annual Cash Retainer” means the portion of the annual retainer that is normally paid in cash to Eligible Directors for service as a member of the Board. Annual Cash Retainer shall not include the portion of the retainer that is paid in equity but for this Plan or for services as a committee chair or for attending meetings of the Board or committees of the Board.

(b) “Beneficial Owner” shall have the meaning set forth in Rule 16a-1(a)(2) of the General Rules and Regulations under the Securities Exchange Act of 1934 or any successor Rule, provided, however, that an Eligible Director shall not be deemed to be the Beneficial Owner of any common stock he or she has the right to acquire through the exercise or conversion of “derivative securities” (as defined in Rule 16a-1(c) of the General Rules and Regulations under the Securities Exchange Act of 1934) whether or not presently exercisable.

(c) “Board” means the Board of Directors of the Company.

(d) “Committee” means the committee appointed by the Board to administer the Plan. Unless otherwise determined by the Board, the Committee shall be the Governance Committee of the Board.

(e) “Common Stock” means the Common Stock, $1.00 par value, of the Company.

(f) “Discretionary Election” means an election made by an Eligible Director pursuant to Section 7.

(g) “Eligible Director” means a member of the Board who is not an employee of the Company or a subsidiary of the Company.

(h) “Fair Market Value” of a share of Common Stock means, with respect to a share to be issued in lieu of all or a portion of the Annual Cash Retainer, an amount equal to the average of the closing prices per share of Common Stock as reported by the composite tape of the New York Stock Exchange for the two trading days immediately preceding the Retainer Payment Date for such Annual Cash Retainer.

(i) “Measuring Date” means May 1 of the applicable calendar year.

(j) “Plan” means the Quaker Chemical Corporation 2013 Director Stock Ownership Plan.

(k) “Retainer Payment Date” means June 1 of the applicable calendar year, or if June 1 of any year is not a day on which the New York Stock Exchange is open for trading, the first day thereafter on which the New York Stock Exchange is open for trading.

(l) “Threshold Amount” means the quotient obtained by dividing (i) 400% of the Annual Cash Retainer for the applicable calendar year, by (ii) the average of the closing price per share of Common Stock as reported by the composite tape of the New York Stock Exchange for the previous calendar year.

3.	PLAN ADMINISTRATION.

The Plan shall be administered by the Committee. The Committee shall have full power, discretion and authority to interpret and administer the Plan consistent with the express provisions of the Plan. The interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive.

4.	EFFECTIVE DATE AND DURATION.

The Plan shall not become effective unless it is approved by the Company’s shareholders at the Company’s 2013 annual meeting of its shareholders or at an adjournment of such meeting (the “Meeting”). If the Plan is approved at the Meeting, it shall become effective on the date it is so approved and shall remain in effect for a term of ten years or until it is earlier terminated by the Board.

5.	COMMON STOCK SUBJECT TO THE PLAN.

The maximum number of shares of Common Stock which may be issued under the Plan shall be 75,000, subject to adjustment in accordance with Section 9. The shares of Common Stock issued under the Plan may be either authorized and unissued shares of Common Stock and/or authorized and issued shares of Common Stock purchased or acquired by the Company for any purpose.

6.	PAYMENT OF ANNUAL CASH RETAINER.

(a) The Annual Cash Retainer for a calendar year will be paid on the Retainer Payment Date in the same calendar year.

(b) Subject to adjustment in accordance with Section 6(d), if on the Measuring Date immediately preceding the applicable Retainer Payment Date an Eligible Director is the Beneficial Owner of less than the Threshold Amount of shares of Common Stock, 75% of the Annual Cash Retainer otherwise payable to the Eligible Director for such year shall be paid in shares of Common Stock and 25% of the Annual Cash Retainer for such year shall be paid in cash; provided, however, that such Eligible Director may elect, in accordance with the procedures set forth in Section 7, to receive a greater percentage (up to a maximum of 100%) of his or her Annual Cash Retainer in shares of Common Stock.

(c) Shares of Common Stock issued in payment of the Annual Cash Retainer shall be valued at Fair Market Value.

(d) No fractional shares of Common Stock shall be issued pursuant to the Plan. The number of shares of Common Stock otherwise issuable to an Eligible Director on any Retainer Payment Date, if not a whole number, shall be rounded down to the nearest whole share, and any fractional share otherwise issuable shall be paid in cash on such date.

(e) The Plan is not intended, and shall not be deemed, to limit the authority of the Board or any committee of the Board that is so authorized by the Board to increase or decrease the amount of the Annual Cash Retainer from time to time.

7.	DISCRETIONARY ELECTION.

Subject to the requirements of Section 6(b), an Eligible Director may, in his or her discretion, within the 10-day period following the Measuring Date for the applicable year (the “Option Period”), irrevocably elect to receive Common Stock in payment of a percentage (up to a maximum of 100%) of the Annual Cash Retainer for the applicable year on the applicable Retainer Payment Date. A Discretionary Election, which shall be made on a form provided to the Eligible Director by the Company for that purpose and be received by the Committee prior to the expiration of the Option Period, shall state the percentage (up to a maximum of 100%) of the Annual Cash Retainer to be paid in Common Stock, and shall be dated and signed by the Eligible Director submitting the same. Any Discretionary Election that is made in accordance with this Section 7 shall be binding only with respect to the Annual Cash Retainer payable in the year in which the Discretionary Election is made, and such Discretionary Election shall not be applicable to the Annual Cash Retainer payable in any subsequent year. If no Discretionary Election is made under this Section 7, the Annual Cash Retainer shall be paid 100% in cash on the applicable Retainer Payment Date in accordance with Section 6, subject to the requirements of Section 6(b).

8.	SUSPENSION, TERMINATION AND AMENDMENT OF THE PLAN.

The Plan may be suspended, terminated or reinstated, in whole or in part, at any time by the Board. The Board may from time to time make such amendments to the Plan as it may deem advisable, provided, however, that (i) no such amendment shall be effected between a Measuring Date and the next succeeding Retainer Payment Date, and (ii) without the approval of the Company’s shareholders, the Plan may not be amended to (A) increase the total number of shares of Common Stock which may be issued under the Plan (other than by adjustment in accordance with Section 9), (B) change the types of awards available under the Plan, (C) expand the class of persons eligible to acquire shares pursuant to the Plan, (D) extend the term of the Plan, (E) materially change the method of determining the price as to which shares are issued pursuant to the Plan, or (F) otherwise amend the Plan in a manner that requires approval of the Company’s shareholders under the applicable requirements of any national stock exchange on which the Company’s Common Stock is then listed.

9.	ADJUSTMENT PROVISIONS.

In the event of any recapitalization, reorganization, merger, consolidation, spin-off, combination, share exchange, stock split or reverse split, liquidation, dissolution, or other similar corporate transaction or event which affects the Common Stock such that the Committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of Eligible Directors’ rights under the Plan, the Committee may make an adjustment in the number of shares of Common Stock subject to the Plan.

10.	TRANSFER RESTRICTION.

The shares of Common Stock acquired by an Eligible Director pursuant to the Plan shall not be sold or otherwise disposed of during the six-month period commencing with the Retainer Payment Date applicable to the shares.

11.	GENERAL PROVISIONS.

(a) Notwithstanding any other provision of the Plan, the Company shall not be required to issue or deliver any certificate for shares of Common Stock prior to the fulfillment of all of the following conditions:

(i) Any required listing or approval upon notice of issuance of such shares of Common Stock on any securities exchange on which the Common Stock may then be traded.

(ii) Any registration or qualification of the shares of Common Stock subject to the Plan under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, if such registration shall be necessary.

(iii) Any registration or qualification of the shares of Common Stock under any state or Federal law or regulation or other qualification which the Board deems necessary.

(iv) Any other required consent or approval or permit from any state or Federal government agency.

The Company shall use reasonable efforts to effect promptly such registrations, listings, qualifications or other approvals and to comply promptly with such laws, regulations and rulings.

(b) Nothing contained in the Plan will confer upon any Director any right to continue to serve as a member of the Board. The Plan shall not interfere with or limit in any way the right of the Company to remove an Eligible Director from the Board.

(c) The adoption of the Plan by the Board and approval of the Plan by the Company’s shareholders shall not be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for members of the Board as it may deem desirable.

(d) To the extent not preempted by Federal law, the Plan shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

(e) In the event any provision of the Plan or any action taken pursuant to the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, and the illegal or invalid action shall be deemed null and void.

(f) The issuance of shares of Common Stock under the Plan shall be subject to applicable taxes or other laws or regulations of the United States of America or any state having jurisdiction. To the extent required by applicable law or regulation, an Eligible Director must arrange with the Company for the payment of any Federal, state or local income or other tax applicable to the receipt of Common Stock under the Plan before the Company shall be required to deliver to the Eligible Director a certificate for Common Stock.

(g) Titles and headings of sections of the Plan are for convenience of reference only and shall not affect the construction of any provision of the Plan.

QUAKER CHEMICAL CORPORATION ATTN: D. JEFFRY BENOLIEL ONE QUAKER PARK 901 E. HECTOR STREET CONSHOHOCKEN, PA 19428	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M54046-P35283	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

QUAKER CHEMICAL CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
Vote on Directors		☐	☐	☐
1.	Election of Directors
Nominees:
01) Joseph B. Anderson, Jr.
02) Patricia C. Barron
03) Mark A. Douglas
Vote on Proposals
The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2.	Approval of the 2013 Director Stock Ownership Plan.						☐	☐	☐
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2013.						☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, 2012 Annual Report to Shareholders and Shareholder Letter are available at www.proxyvote.com.

M54047-P35283

QUAKER CHEMICAL CORPORATION Annual Meeting of Shareholders May 8, 2013 8:30 AM
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Michael F. Barry and William R. Cook, and each of them, proxies of the undersigned, to attend the Annual Meeting of Shareholders of Quaker Chemical Corporation, a Pennsylvania corporation (the “Company”), to be held at the Company’s headquarters located at One Quaker Park, 901 E. Hector Street, Conshohocken, Pennsylvania, on May 8, 2013 at 8:30 A.M., and any adjournment thereof, and with all powers the undersigned would possess if present, to vote.

The undersigned hereby also acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement with respect to said Meeting, and the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

This proxy, when properly executed, will be voted in the manner directed by the Shareholders. If no such directions are made, this proxy will be voted “For” the election of the nominees listed in Proposal 1 for the Board of Directors, “For” Proposal 2 and “For” Proposal 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side

March 28, 2013

Dear Quaker Shareholder:

If you are a registered shareholder of Quaker Common Stock, your enclosed proxy card shows the number of votes you are entitled to cast not the number of shares that you own. If you are a beneficial holder (own your shares through a broker, bank or nominee), your voting instruction card shows the number of shares that you own.

In accordance with the Company’s Articles of Incorporation, holders of Common Stock are entitled to 10 votes per share for each share of Common Stock which they have owned for at least 36 consecutive months (or three years). Shares which have been owned for less than three years entitle the holder to one vote per share.

There are some exceptions to the above ownership requirements and those exceptions are listed in Appendix A “Shareholder Voting Administrative Procedures” to the enclosed Proxy Statement.

Since Quaker has no means of tracking ownership of shares held in “street” or “nominee” name, we presume that any shares owned through broker, bank or nominee have been held for less than three years and, therefore, are entitled to one vote per share.

Registered shareholders should review the number of votes that are listed on the proxy card. For all shares purchased by you before March 1, 2010 (36 months before the record date), you are entitled to 10 votes per share. For all shares purchased by you after March 1, 2010, you are entitled to one vote per share.

Any shareholder may seek change by following the instructions outlined in Appendix A to the enclosed Proxy Statement. If you have any questions, please contact Irene M. Kisleiko, Assistant Corporate Secretary, at 610-832-4119.

Thank you.

Quaker Chemical Corporation
One Quaker Park	P: 610.832.4000
901 E. Hector Street	F: 610.832.8682
Conshohocken, PA 19428-2380	quakerchem.com

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By Choosing How You Vote!

Voting by telephone or through the

internet is fast, easy and secure.

Choose How You Vote

There are other ways to vote than using the paper form that is mailed to you

Vote by Internet

1. Visit www.proxyvote.com

2. Enter your control number that appears on the enclosed Vote Instruction Form in the box with the pointing to it

423074103

1234 5678 9005

N29 99999.9999

3. Vote your shares

Vote by Phone

1. It’s Simple. Call the toll-free number found on the enclosed Vote Instruction Form from a touch tone telephone and follow the easy directions

2. Enter your control number found on the Vote Instruction Form enclosed

Note: If you vote by phone or internet, DO NOT mail in the enclosed Vote Instruction Form

Thank you for voting, your vote is important!

Voting is available, 24 hours a day, 7 days a week

Choose How You Receive Your Materials

Reduce paper flow to your home.

As a shareholder you can help reduce the environmental impact of producing hard copy proxy materials including annual reports, proxy statements, and voting cards, that are mailed to your home by signing up for electronic delivery.

It’s easy to enroll – follow the instructions below.

There are two ways to submit your consent for electronic documents:

1. First vote, then enroll for electronic delivery

1. Visit www.proxyvote.com

2. Enter your control number that appears on the front of your Vote Instruction Form in the box with the pointing to it

3. Vote your shares

4. Enter your e-mail address

5. Enter your personal identification number [PIN] of your choice [ we suggest the last 4 digits of your Social Security number]

2. Enrollment for electronic delivery is easy & secure

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2. Enter your control number that appears on the front of your Vote Instruction Form in the box with the pointing to it

3. Vote your shares

4. Enter your e-mail address

5. Enter your personal identification number [PIN] of your choice

Notification to Shareholders

Important information about how to receive your proxy materials.

You may elect to receive your proxy information electronically.

As the world becomes more aware of the environment, corporations are implementing new practices that promote sustainability and environmental responsibility. As a shareholder you can help reduce the environmental impact of receiving full package paper proxy materials by enrolling for electronic delivery.

We need your consent to begin the electronic process. It is quick and easy and you will reduce the amount of mail that arrives in your mailbox!

If you would like to receive a complete set of proxy materials by e-mail, enrollment is easy and secure. Simply go to our website at www.investordelivery.com® and enter the control number found on the front of your Vote Instruction Form in the box with the pointing to it. Your preference will apply to all holdings in your account and remain active until you change it.

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